File pursuant to Rule 424(b)(5)
Registration No. 333-231931

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed.

SUBJECT TO COMPLETION, DATED MAY 18, 2021.

PROSPECTUS SUPPLEMENT TO

PROSPECTUS DATED JUNE 4, 2019

€

American Tower Corporation

€                 % Senior Notes due 2027

€                 % Senior Notes due 2029

€                 % Senior Notes due 2033

We are offering €                 of                 % Senior Notes due 2027 (the “2027 notes”), €                 of                 % Senior Notes due 2029 (the “2029 notes”) and €                 of                 % Senior Notes due 2033 (the “2033 notes” and, collectively with the 2027 notes and the 2029 notes, the “notes”). We will pay cash interest on the 2027 notes on January 15 of each year, beginning on January 15, 2022. We will pay cash interest on the 2029 notes on May 21 of each year, beginning on May 21, 2022. We will pay cash interest on the 2033 notes on May 21 of each year, beginning on May 21, 2022. The 2027 notes will mature on January 15, 2027, the 2029 notes will mature on May 21, 2029 and the 2033 notes will mature on May 21, 2033.

The notes will be general, unsecured obligations of American Tower Corporation and will rank equally in right of payment with all other senior unsecured debt obligations of American Tower Corporation. The notes will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries.

We may redeem the notes at any time, in whole or in part, in cash at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption.” In addition, we may redeem the notes at any time in whole, but not in part, in cash at a redemption price of 100% of the principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption at our option in the event of certain developments affecting U.S. taxation as described under “Description of Notes—Redemption for Tax Reasons.”

We intend to apply to list the notes on the New York Stock Exchange (the “NYSE”). The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the initial issuance of the notes. If such a listing is obtained, we have no obligation to maintain it, and we may delist the notes at any time. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors ” beginning on page S-8 and those described as risk factors in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Annual Report”).

	Public Offering Price(1)		Underwriting Discount		Proceeds Before Expenses to American Tower Corporation
Per 2027 note		%		%		%
2027 note total	€		€		€
Per 2029 note		%		%		%
2029 note total	€		€		€
Per 2033 note		%		%		%
2033 note total	€		€		€
Total	€		€		€

(1)	Plus accrued interest, if any, from , 2021, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (“Euroclear”), against payment on                 , 2021, which is the third business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to their date of delivery may be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Mizuho Securities	Morgan Stanley	TD Securities

The date of this prospectus supplement is                 , 2021.

Prospectus Supplement

Prospectus

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We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference and the additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

References in this prospectus supplement and the accompanying prospectus to “$” and “U.S. dollars” are to the currency of the United States. References in this prospectus supplement to “€” and “euros” are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

IN CONNECTION WITH THE OFFERING OF THE NOTES, MERRILL LYNCH INTERNATIONAL (THE “STABILIZING MANAGER”) (OR PERSONS ACTING ON ITS BEHALF) MAY OVER ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES DURING THE STABILIZATION PERIOD AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, STABILIZATION ACTION MAY NOT NECESSARILY OCCUR. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE RELEVANT NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN 30 DAYS AFTER THE DATE ON WHICH THE COMPANY RECEIVED THE PROCEEDS OF THE ISSUE, OR NO LATER THAN 60 DAYS AFTER THE DATE OF ALLOTMENT OF THE RELEVANT NOTES WHICHEVER IS THE EARLIER. ANY STABILIZATION ACTION OR OVER ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES AND WILL BE UNDERTAKEN AT THE OFFICES OF THE STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) AND ON THE NEW YORK STOCK EXCHANGE.

Prohibition of Sales to EEA Retail Investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the

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European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

MiFID II professionals/ECPs-only – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Prohibition of Sales to UK Retail Investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

United Kingdom MiFIR professionals/ECPs-only – Manufacturer target market (FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”)) is eligible counterparties and professional clients only (all distribution channels). Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

The notes are offered globally for sale only in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting—Selling Restrictions.”

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements about future events and expectations, or forward-looking statements, all of which are inherently

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uncertain. We have based those forward-looking statements on our current expectations and projections about future results. When we use words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects” or similar expressions, we are making forward-looking statements. Examples of forward-looking statements include, but are not limited to, our expectations regarding the impacts of the coronavirus (“COVID-19”) pandemic and actions in response to the COVID-19 pandemic on our business and our operating results, statements we make regarding the Pending Telxius Acquisition (as defined in this prospectus supplement), future prospects of growth in the communications site leasing industry, the effects of consolidation among companies in our industry and among our tenants and other competitive and financial pressures, changes in zoning, tax and other laws and regulations and administrative and judicial decisions, economic, political and other events, particularly those relating to our international operations, our future capital expenditure levels, our ability to maintain or increase our market share, our plans to fund our future liquidity needs, our substantial leverage and debt service obligations, our future financing transactions, our future operating results, the level of future expenditures by companies in this industry and other trends in this industry, the impact of technology changes on our industry and our business, our ability to remain qualified for taxation as a real estate investment trust for U.S. federal income tax purposes (“REIT”), the amount and timing of any future distributions including those we are required to make as a REIT, natural disasters and similar events and our ability to protect our rights to the land under our towers. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. These assumptions could prove inaccurate. See “Risk Factors.” These forward-looking statements may be found in this prospectus supplement and the accompanying prospectus generally as well as the documents incorporated by reference.

You should keep in mind that any forward-looking statement we make in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors, including those set forth under the caption “Risk Factors” in this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference, may cause actual results to differ materially from those indicated by our forward- looking statements. We have no duty, and do not intend, to update or revise the forward-looking statements we make in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or elsewhere, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or elsewhere might not occur.

MARKET AND INDUSTRY DATA

This prospectus supplement and the accompanying prospectus contain or incorporate by reference estimates regarding market data, which are based on our internal estimates, independent industry publications, reports by market research firms and/or other published independent sources. In each case, we believe these estimates are reasonable. However, market data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market data. As a result, you should be aware that market data set forth in this prospectus supplement, accompanying prospectus or the documents incorporated by reference or elsewhere, and estimates and beliefs based on such data, may not be reliable.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into the prospectus supplement and the accompanying prospectus, including the risk factors and the financial statements and related notes, before making an investment decision. Unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our” and “American Tower” refer to American Tower Corporation and its predecessor, as applicable, and its consolidated subsidiaries, in each case, as the context requires. References herein to our “common stock” refer to our common stock and the Class A common stock of our predecessor, as applicable.

American Tower Corporation

American Tower is one of the largest global real estate investment trusts and a leading independent owner, operator and developer of multitenant communications real estate. Our primary business is the leasing of space on communications sites to wireless service providers, government agencies and municipalities and tenants in a number of other industries.

Since inception, we have grown our communications real estate portfolio through acquisitions, long-term lease arrangements and site development. Our portfolio consists of towers that we own and towers that we operate pursuant to long-term lease arrangements, as well as distributed antenna system (“DAS”) networks, which provide seamless coverage solutions in certain in-building and outdoor wireless environments. In addition to the communications sites in our portfolio, we manage rooftop and tower sites for property owners under various contractual arrangements. We also hold other telecommunications infrastructure, fiber and property interests that we lease primarily to communications service providers and third-party tower operators. As of March 31, 2021, our global portfolio included approximately 187,000 communications sites.

American Tower operates as a REIT for U.S. federal income tax purposes.

American Tower Corporation is a holding company, and we conduct our operations through our directly and indirectly owned subsidiaries and joint ventures. Our principal domestic operating subsidiaries are American Towers LLC and SpectraSite Communications, LLC. We conduct our international operations primarily through our subsidiary, American Tower International, Inc., which in turn conducts operations through its various international operating subsidiaries and joint ventures. Our international operations consist primarily of our operations in Argentina, Australia, Brazil, Burkina Faso, Canada, Chile, Colombia, Costa Rica, France, Germany, Ghana, India, Kenya, Mexico, Niger, Nigeria, Paraguay, Peru, Poland, South Africa and Uganda.

Our principal executive office is located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our main telephone number at that address is +1 617-375-7500.

Recent Developments

Pending Telxius Acquisition

On January 13, 2021, we entered into two agreements with Telxius Telecom, S.A. (“Telxius”), a subsidiary of Telefónica, S.A., pursuant to which we expect to acquire Telxius’ European and Latin American tower divisions, comprising approximately 31,000 communications sites in Argentina, Brazil, Chile, Germany, Peru and Spain, for approximately 7.7 billion euros (“EUR”) (approximately $9.4 billion at the date of signing) (the “Pending Telxius Acquisition”), subject to certain adjustments. As of April 28, 2021, we have received all required government and regulatory approvals in Germany and Spain and expect to close on the majority of the European sites in the second quarter of 2021, with approximately 4,000 sites in Germany expected to close in the third quarter of 2021. The Latin American sites are expected to close either late in the second quarter or in the third quarter of 2021, subject to customary closing conditions, including government and regulatory approval.

Amendments to Bank Facilities

On February 10, 2021, we amended and restated our $3.1 billion senior unsecured multicurrency revolving credit facility, as amended and restated in December 2019 (as amended, the “2021 Multicurrency Credit Facility”), and our $2.35 billion senior unsecured revolving credit facility, as amended and restated in December 2019 (as amended, the “2021 Credit Facility”), and entered into an amendment agreement with respect to our $1.0 billion unsecured term loan, as amended and restated in December 2019 (as amended, the “2019 Term Loan”). These amendments, among other things:

•	extend the maturity dates by one year to June 28, 2024 and January 31, 2026 for the 2021 Multicurrency Credit Facility and the 2021 Credit Facility, respectively;

•

increase the commitments under the 2021 Multicurrency Credit Facility and the 2021 Credit Facility to $4.1 billion and $2.9 billion, respectively, of which 1.3 billion EUR borrowed under the 2021 Multicurrency Credit Facility is to be reserved to finance the Pending Telxius Acquisition;

•

increase the maximum Revolving Loan Commitments, after giving effect to any Incremental Commitments (each as defined in the loan agreements for each of the 2021 Multicurrency Credit Facility and the 2021 Credit Facility) to $6.1 billion and $4.4 billion under the 2021 Multicurrency Credit Facility and the 2021 Credit Facility, respectively;

•

expand the sublimit for multicurrency borrowings under the 2021 Multicurrency Credit Facility from $1.0 billion to $3.0 billion and add a EUR borrowing option for the 2021 Credit Facility with a $1.5 billion sublimit;

•

amend the limitation of our permitted ratio of Total Debt to Adjusted EBITDA (each as defined in each of the loan agreements for each of the facilities) to be no greater than 7.50 to 1.00 for the four fiscal quarters following the consummation of the Pending Telxius Acquisition, stepping down to 6.00 to 1.00 thereafter (with a further step up to 7.00 to 1.00 if we consummate a Qualified Acquisition (as defined in each of the loan agreements for the facilities));

•

amend the limitation on indebtedness of, and guaranteed by, our subsidiaries to the greater of (a) $3.0 billion and (b) 50% of Adjusted EBITDA (as defined in each of the loan agreements for the facilities) of us and our subsidiaries on a consolidated basis; and

•	increase the threshold for certain defaults with respect to judgments, attachments or acceleration of indebtedness from $400.0 million to $500.0 million.

2021 Delayed Draw Term Loans

On February 10, 2021, we entered into (i) a 1.1 billion EUR (approximately $1.3 billion at the date of signing) unsecured term loan, the proceeds of which are to be used to fund the Pending Telxius Acquisition, with a maturity date that is 364 days from the date of the first draw thereunder and bears interest at a rate based on our senior unsecured debt rating, which, based on our current debt ratings, is 1.000% above the Euro Interbank Offered Rate (“EURIBOR”) (the “2021 364-Day Delayed Draw Term Loan”) and (ii) an 825.0 million EUR (approximately $1.0 billion at the date of signing) unsecured term loan, the proceeds of which are to be used to fund the Pending Telxius Acquisition, with a maturity date that is three years from the date of the first draw thereunder and bears interest at a rate based on our senior unsecured debt rating, which, based on our current debt ratings, is 1.125% above EURIBOR (the “2021 Three Year Delayed Draw Term Loan,” and, together with the 2021 364-Day Delayed Draw Term Loan, the “2021 Delayed Draw Term Loans”).

The loan agreements for the 2021 Delayed Draw Term Loans contain certain reporting, information, financial and operating covenants and other restrictions (including limitations on additional debt, guaranties, sales of assets and liens) with which we must comply. Failure to comply with the financial and operating covenants of the loan agreements could not only prevent us from being able to borrow additional funds under the revolving credit facilities, but may constitute a default, which could result in, among other things, the amounts outstanding, including all accrued interest and unpaid fees, becoming immediately due and payable.

Bridge Facility

In connection with entering into the Pending Telxius Acquisition, we entered into a commitment letter (the “Commitment Letter”), dated January 13, 2021, with Bank of America, N.A. and BofA Securities, Inc. (together, “BofA”) pursuant to which BofA has, with respect to bridge financing, committed to provide up to 7.5 billion EUR (approximately $9.1 billion at the date of signing) in bridge loans (the “Bridge Loan Commitment”) to ensure financing for the Pending Telxius Acquisition. Effective February 10, 2021, the Bridge Loan Commitment was reduced to 4.275 billion EUR (approximately $5.2 billion at the date of signing) as a result of an aggregate of 3.225 billion EUR (approximately $3.9 billion at the date of signing) of additional committed amounts under the 2021 Multicurrency Credit Facility, the 2021 Credit Facility and the 2021 Delayed Draw Term Loans, as described above. Effective May 10, 2021, the Bridge Loan Commitment was further reduced to approximately 2.3 billion EUR (approximately $2.8 billion at the date of signing) as a result of the receipt of approximately $2,361.8 million in net proceeds from the equity offering described below. In addition, the Bridge Loan Commitment may be further reduced by the net proceeds of this offering.

Although we do not currently expect to make any borrowings under the Bridge Loan Commitment, we may do so. In particular, we may be required to borrow under the Bridge Loan Commitment if this offering or our other financing transactions in connection with the Pending Telxius Acquisition are not completed or generate significantly less net proceeds than contemplated by this prospectus supplement.

The Commitment Letter contains, and the credit agreement in respect of the Bridge Loan Commitment, if any, will contain, certain customary conditions to funding, including, without limitation, (i) the execution and delivery of definitive financing agreements for the Bridge Loan Commitment and (ii) other customary closing conditions set forth in the Commitment Letter. The Company will pay certain customary commitment fees and, in the event it makes any borrowings in connection with the Bridge Loan Commitment, funding and other fees.

Proposed CDPQ Partnership

On May 5, 2021, we announced that we had entered into an agreement with Caisse de dépôt et placement du Québec (“CDPQ”), a global investment group, for CDPQ to acquire a 30% ownership interest in our subsidiary ATC Europe B.V. (“ATC Europe”) as part of a new long-term strategic partnership, in a transaction valued at over 1.6 billion EUR. Pursuant to the partnership agreement, we will retain managerial and operational control, as well as day-to-day oversight of ATC Europe, while CDPQ will obtain seats on ATC Europe’s Board of Directors, along with certain governance rights. The transaction is expected to close in the third quarter of 2021, subject to customary closing conditions, including regulatory approvals. We are continuing to actively evaluate additional potential partnership opportunities for ATC Europe.

Equity Offering

On May 10, 2021, we completed our registered public offering of 9,000,000 shares of common stock. Additionally, the underwriters exercised their option to purchase an additional 900,000 shares of common stock. The offering of 9,900,000 shares of our common stock resulted in net proceeds to us of approximately $2,361.8 million, after reflecting underwriting discounts and estimated offering expenses (the “Common Stock Offering”). The Common Stock Offering was upsized from the previously announced offering size of 8,500,000 shares. We intend to use the net proceeds from the Common Stock Offering, together with cash on hand and borrowings under our revolving credit facilities and term loans, to finance the Pending Telxius Acquisition and to pay related fees and expenses. Prior to the closing of the Pending Telxius Acquisition, the net proceeds were used to repay existing indebtedness under our revolving credit facilities, under which future borrowings are expected to be used to, among other things, fund the Pending Telxius Acquisition at closing.

The Offering

Issuer	American Tower Corporation, a Delaware corporation.

Securities Offered	€ aggregate principal amount of % Senior Notes due 2027, € aggregate principal amount of % Senior Notes due 2029 and € aggregate principal amount of % Senior Notes due 2033.

Maturity Date	January 15, 2027 in the case of the 2027 notes. May 21, 2029 in the case of the 2029 notes. May 21, 2033 in the case of the 2033 notes.

Interest Payments	January 15 of each year, beginning on January 15, 2022, in the case of the 2027 notes. May 21 of each year, beginning on May 21, 2022, in the case of the 2029 notes. May 21 of each year, beginning on May 21, 2022, in the case of the 2033 notes. Interest will accrue from , 2021.

Currency of Payment	All payments of interest, premium, if any, principal, including payments made upon any redemption of the notes, and additional amounts, if any, will be made in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture. See “Description of Notes—Issuance in Euros; Payment on the Notes.”

Ranking	The notes will be general, unsecured obligations and will rank equally in right of payment with all of our other senior unsecured debt obligations. As of March 31, 2021, after giving effect to the transactions described under “Capitalization,” we would have had approximately $ billion of senior unsecured indebtedness outstanding. In addition, we would have had approximately $ billion in aggregate undrawn loan commitments under the 2021 Multicurrency Credit Facility and the 2021 Credit Facility, net of approximately $4.6 million of outstanding undrawn letters of credit.

The notes will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries. Our subsidiaries are not guarantors of the notes. As of March 31, 2021, after giving effect to the transactions described under “Capitalization,” our subsidiaries would have had approximately $2.4 billion of total debt obligations (excluding intercompany obligations), including:

• $1.8 billion in secured tower revenue securities ($1.8 billion principal amount due at maturity, net of $8.2 million unamortized deferred financing fees) backed by the debt of two special purpose subsidiaries, which is secured primarily by mortgages on those subsidiaries’ interests in 5,113 broadcast and wireless communications towers and related assets (represents the portion of debt reported as our outstanding debt, after elimination in consolidation of the portion of securities held by our wholly owned subsidiaries);

•  $522.2 million in secured revenue notes ($525.0 million principal amount due at maturity, net of $2.8 million unamortized deferred financing fees) secured by the issuer’s and its subsidiaries’ interests in 3,537 communications sites;

•  $5.4 million of Colombian Peso (“COP”) denominated secured debt (20.0 billion COP) ($5.4 million principal amount due at maturity, net of less than $0.1 million unamortized deferred financing fees) under the Colombian credit facility (the “Colombian Credit Facility”);

•  $20.1 million of debt entered into by our Kenyan subsidiary in connection with an acquisition of sites in Kenya (the “Kenya Debt”);

•  $0.6 million of debt related to a seller-financed acquisition in the U.S. (the “U.S. Debt”); and

•  approximately $29.9 million of other debt, which consists of finance leases attributable to wholly owned subsidiaries.

Optional Redemption	We may redeem the notes at any time and from time to time, in whole or in part, at our election at the applicable redemption prices. If we redeem the 2027 notes prior to November 15, 2026 (two months prior to their maturity date), the 2029 notes prior to February 21, 2029 (three months prior to their maturity date) or the 2033 notes prior to February 21, 2033 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the notes to be redeemed plus a make-whole premium, together with accrued interest to the redemption date. If we redeem the 2027 notes on or after November 15, 2026 (two months prior to their maturity date), the 2029 notes on or after February 21, 2029 (three months prior to their maturity date) or the 2033 notes on or after February 21, 2033 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued interest to the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control Offer	Following a Change of Control and Ratings Decline (each as defined herein), we will be required to offer to purchase all of the notes at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, up to but not including the date of repurchase. See “Description of Notes—Repurchase of Notes Upon a Change of Control Triggering Event.” The 2021 Multicurrency Credit Facility and the 2021 Credit Facility might restrict our ability to make such a payment.

Additional Amounts	We will, subject to certain exceptions and limitations, pay additional amounts on the notes to holders who are not U.S. Persons (as defined under “Description of Notes—Payment of Additional Amounts”) in respect of any required withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or any political subdivision or taxing authority of or in the United States, as will result in receipt by holders of notes that are not U.S. Persons of such amounts as they would have received had no such withholding or deduction been required. See “Description of Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons	We may redeem the notes at any time, in whole but not in part, at our election in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of Notes—Payment of Additional Amounts.” This redemption would be at a redemption price of 100% of the principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption. See “Description of Notes—Redemption for Tax Reasons.”

Certain Covenants

The provisions of the indenture governing the notes will, among other things, limit our ability to:

•  create liens; and

•  merge, consolidate or sell assets.

These covenants are subject to a number of important exceptions.

Use of Proceeds	We expect that the net proceeds of this offering will be approximately € million, after deducting discounts and commissions payable to the underwriters and estimated expenses of this offering payable by us. We intend to use the net proceeds for general corporate purposes. This may include, among other things, the funding of acquisitions, including the Pending Telxius Acquisition, additions to working capital and repayment or refinancing of existing indebtedness. See “Use of Proceeds” and “Capitalization.”

Listing	We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. We currently expect trading in the notes on the NYSE to begin within 30 days after the initial issuance of the notes. If such a listing is obtained, we have no obligation to maintain it and we may delist the notes at any time.

Denominations	The notes will be issued in minimum denominations of €100,000 and multiples of €1,000 thereafter.

Book-entry Form	The notes will be issued in book-entry form and will be represented by one or more fully registered global notes deposited with a common depositary on behalf of Clearstream and Euroclear and registered in the name of the common depositary or its nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by the common depositary or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances. See “Description of Notes—Book-Entry; Delivery and Form.”

Paying Agent	Elavon Financial Services DAC, UK Branch Building 8, Cherrywood Business Park Loughlinstown, Dublin 18 Ireland, D18 W319

Trustee, Registrar and Transfer Agent	U.S. Bank National Association One Federal Street Boston, MA 02110

Financial Advisor	EA Markets Securities LLC.

Governing Law	The notes and the indenture under which they will be issued will be governed by New York law.

Marketing and Selling Restrictions	The notes may be offered for sale in those jurisdictions in the United States, Canada, Europe and Asia where it is lawful to make such offers. See “Underwriting—Selling Restrictions.”

Tax Considerations	Investors in the 2027 notes, the 2029 notes or the 2033 notes, or a combination of them, should consider the information under “Material U.S. Federal Income Tax Considerations,” “Certain European Union Tax Considerations” and in the accompanying prospectus under “Material U.S. Federal Income Tax Considerations Relevant to Holders of Our Debt Securities,” which should be applied separately to each series of notes.

Risk Factors	Before investing in the notes, you should carefully consider all of the information in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein or therein, including the discussions under “Risk Factors” beginning on page S-8 and in Part I, Item 1A of our 2020 Annual Report incorporated by reference herein.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information presented and incorporated by reference in this prospectus supplement and the accompanying prospectus, in evaluating us, our business and an investment in the notes. A description of the risks related to our business is included in the “Risk Factors” section in Part I, Item 1A of our 2020 Annual Report, which is incorporated by reference herein. The risks and uncertainties described below and incorporated by reference are not the only ones we face. Additional risks and uncertainties that we do not currently know about, or that we currently believe are immaterial, may also adversely impact our business. Events relating to any of the following risks as well as other risks and uncertainties could seriously harm our business, financial condition and results of operations. In such a case, the trading value of the notes could decline, or we may be unable to meet our obligations under the notes, which in turn could cause you to lose all or part of your investment.

Risks related to this offering

Our leverage and debt service obligations may materially and adversely affect us.

We have a substantial amount of indebtedness. As of March 31, 2021, after giving effect to the transactions described under “Capitalization,” we would have had approximately $                billion of consolidated debt and the ability to borrow additional aggregate amounts of approximately $                billion under the 2021 Multicurrency Credit Facility and the 2021 Credit Facility, net of approximately $4.6 million of outstanding undrawn letters of credit. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on, or other amounts due with respect to, our indebtedness. We are also permitted, subject to certain restrictions under our existing indebtedness, to obtain additional long-term debt and working capital lines of credit to meet future financing needs. This would effectively increase our total leverage. Furthermore, the indenture relating to the notes does not prohibit us from incurring additional indebtedness. Our leverage could have significant negative consequences on our financial condition and results of operations, including:

•

limiting our ability to obtain additional debt or equity financing, thereby increasing our vulnerability to general adverse economic and industry conditions and placing us at a possible competitive disadvantage to less leveraged competitors and competitors that may have better access to capital resources, including with respect to acquiring assets;

•

impairing our ability to meet one or more of the financial ratio covenants contained in our debt agreements or to generate cash sufficient to pay interest or principal due under those agreements, which could result in an acceleration of some or all of our outstanding debt and the loss of the towers securing such debt if a default remains uncured;

•	increasing our borrowing costs if our current investment grade debt ratings decline;

•

requiring the dedication of a substantial portion of our cash flow from operations to service our debt, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures and REIT distributions; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we compete.

Our holding company structure results in structural subordination of the notes and may affect our ability to make payments on the notes.

The notes will be obligations exclusively of American Tower Corporation and not of our subsidiaries. However, all of our operations are conducted through our subsidiaries. Our cash flow and our ability to service our debt, including the notes, is dependent upon distributions of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Payments to us by our subsidiaries are contingent upon our subsidiaries’ earnings and cash flows. Moreover, our subsidiaries may incur indebtedness that may restrict or prohibit the making of distributions, the paying of dividends or the making of loans by such subsidiaries to us. The notes are structurally subordinated to all existing, and will be structurally subordinated to all future, indebtedness and other obligations issued by our subsidiaries. Certain of our subsidiary indebtedness is also secured. As of March 31, 2021, after giving effect to the transactions described under “Capitalization,” our subsidiaries would have had approximately $2.4 billion of total debt obligations (excluding intercompany obligations), including:

•

$1.8 billion in secured tower revenue securities ($1.8 billion principal amount due at maturity, net of $8.2 million unamortized deferred financing fees) backed by the debt of two special purpose subsidiaries, which is secured primarily by mortgages on those subsidiaries’ interests in 5,113 broadcast and wireless communications towers and related assets (represents the portion of debt reported as our outstanding debt, after elimination in consolidation of the portion of securities held by our wholly owned subsidiaries);

•

$522.2 million in secured revenue notes ($525.0 million principal amount due at maturity, net of $2.8 million unamortized deferred financing fees) secured by the issuer’s and its subsidiaries’ interests in 3,537 communications sites;

•

$5.4 million of COP denominated secured debt (20.0 billion COP) ($5.4 million principal amount due at maturity, net of less than $0.1 million unamortized deferred financing fees) under the Colombian Credit Facility;

•	$20.1 million of the Kenya Debt;

•	$0.6 million of the U.S. Debt; and

•	approximately $29.9 million of other debt, which consists of finance leases attributable to wholly owned subsidiaries.

In the event of our insolvency, liquidation or reorganization, or should any of the indebtedness of our subsidiaries be accelerated because of a default, the holders of those debt obligations would have a claim to the proceeds from any liquidation of, or distribution from, certain of our subsidiaries prior to a claim by holders of the notes.

An active trading market for the notes may not develop, which could limit their market price or your ability to sell them.

Prior to the sale of the notes offered by this prospectus supplement, there has been no public market for the notes and we cannot assure you as to:

•	the liquidity of any market that may develop;

•	your ability to sell your notes; or

•	the price at which you would be able to sell your notes.

If a market were to exist for the notes, the notes could trade at prices that are lower than the principal amount of your purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. Although we intend to apply for listing of the notes for trading on the NYSE, no assurance can be given that the notes will become or will remain listed or that an active trading market for the notes will develop or, if developed, that it will continue. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain it, and we may delist the notes at any time.

The underwriters have advised us that they presently intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes, and may discontinue any such market-making at any time at their sole discretion. In addition, any market-making activity will be subject to the limits imposed by securities laws. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

We may be unable to repay the notes when due or repurchase the notes when we are required to do so and holders may be unable to require us to repurchase their notes in certain circumstances.

At final maturity of the notes or in the event of acceleration of the notes following an event of default, the entire outstanding principal amount of the notes will become due and payable. Upon the occurrence of a Change of Control Triggering Event (as described in this prospectus supplement), we will be required to offer to repurchase in cash all outstanding notes at a redemption price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, up to, but not including, the repurchase date. If we were unable to make the required payments or repurchases of the notes, it would constitute an event of default under the notes and, as a result, may constitute an event of default under the 2021 Multicurrency Credit Facility, the 2021 Credit Facility and other outstanding indebtedness. The indentures for our other outstanding indebtedness also provide for repurchase rights upon a change of control and, in some cases, other fundamental changes under different terms. As a result, holders of our other indebtedness may have the ability to require us to repurchase their debt securities before the holders of the notes would have such repurchase rights. It is possible that we will not have sufficient funds at maturity, upon acceleration or at the time of the Change of Control Triggering Event or other fundamental change to make the required repurchase of notes and other indebtedness. In addition, a Change of Control (as described in this prospectus supplement) and certain other change of control events may constitute an event of default under the 2021 Multicurrency Credit Facility, the 2021 Credit Facility and certain other outstanding indebtedness.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including a proxy contest where our board of directors does not endorse the dissident slate of directors but approves them as Continuing Directors (as described in this prospectus supplement). In this regard, a decision of the Delaware Chancery Court (not involving us or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities that is substantially similar to the change of control event described in clause (3) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident stockholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). See “Description of Notes—Repurchase of Notes Upon a Change of Control Triggering Event.”

The notes will effectively rank junior to any secured indebtedness we incur in the future.

The notes will be our general unsecured obligations, and will effectively rank junior to any secured indebtedness we incur in the future to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure indebtedness will be available to pay obligations on the notes only after all such secured indebtedness has been repaid in full from such assets. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

Changes in exchange rates and exchange controls could result in a substantial loss to you.

Investors will have to pay for the notes in euro. Payments of principal and interest, including payments made upon any redemption of the notes, premium, if any, and additional amounts, if any, in respect of the notes are payable by us in euro. An investment in the notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”), entails significant risks not associated with a similar investment in a security denominated in the home currency.

These include the possibility of:

•	significant changes in rates of exchange between the home currency and euro;

•	the imposition or modification of foreign exchange controls with respect to euro; and

•	tax consequences for the purchaser as a result of any foreign exchange gains or losses resulting from an investment in the notes.

In addition, if one or more member states of the European Monetary Union were to withdraw from the European Monetary Union and cease to use the euro as their currency, the value of the euro could be materially adversely affected.

We have no control over a number of factors affecting the euro, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. Exchange rates are primarily the result of the supply of, and the demand for, the relevant currencies. Changes in exchange rates result over time, and may vary considerably during the life of an investment denominated in, or otherwise relating to, a foreign currency, from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or area of the applicable currency, including economic and political developments in other countries. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments;

•	the extent of governmental surplus or deficits in the relevant countries; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and other countries important to international trade and finance.

In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile and this volatility may continue. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the home currency could result in a decrease in the home currency value of payments on the notes, including the principal payable at maturity. That in turn could cause the market value of the notes to fall. Depreciation of the euro against the home currency could result in a loss to the investor on a home currency basis.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of the euro at the time of payment of principal of, interest on, or any redemption payment, any premium or additional amounts with respect to, the notes.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euros and market perceptions concerning the instability of the euro could materially adversely affect the value of the notes.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars on the basis described under “Description of Notes—Issuance in Euros; Payment on the Notes.” Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. This exchange rate may be materially less favorable than the rate in effect at the time the notes were issued. Such developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the notes and you may lose a significant amount of your investment in the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euros. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a significant amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued with a minimum denomination of €100,000 and multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

The proposed European Union financial transaction tax could, if adopted, impact trading in the notes.

The European Commission has published a proposal (the “Commission’s Proposal”) for a Directive for a common financial transaction tax (the “FTT”) in Belgium, Germany, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”) and Estonia. However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation among the participating Member States, and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional Member States of the European Union may decide to participate, and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

USE OF PROCEEDS

We expect that the net proceeds of this offering will be approximately €                 million, after deducting discounts and commissions payable to the underwriters and estimated expenses of this offering payable by us. We intend to use the net proceeds for general corporate purposes. This may include, among other things, the funding of acquisitions, including the Pending Telxius Acquisition, additions to working capital and repayment or refinancing of existing indebtedness. Pending use, the net proceeds may be invested temporarily in short-term marketable securities. Our management will have broad discretion in the application of the net proceeds, and the purposes for which the net proceeds are used may change from those described above.

CURRENCY CONVERSION

All payments of interest, premium, if any, principal, including payments made upon any redemption of the notes, and additional amounts, if any, will be made in euros. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payments in respect of the notes so made in U.S. dollars will not constitute an event of default under the terms of the notes or the indenture. See “Description of Notes—Issuance in Euros; Payment on the Notes.”

Investors will be subject to foreign exchange risk as to payments of principal, premium, if any, interest and additional amounts, if any, which may have important economic and tax consequences to them. See “Risk Factors.” You should consult your own financial and legal advisors about the risks involved in an investment in the notes.

Unless otherwise specified, the euro/U.S. dollar exchange rate used in this prospectus supplement is €1.00 = $1.2152, as reported by Bloomberg on May 17, 2021.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of March 31, 2021:

•	on a historical basis;

•	on an “as adjusted” basis, after giving effect to the following subsequent events:

(i)

receipt of net proceeds of $2,361.8 million from the Common Stock Offering, which, together with cash on hand, was used to repay existing indebtedness under the 2021 Multicurrency Credit Facility and the 2021 Credit Facility,

(ii)

net repayments in April 2021 and May 2021 of $270.0 million under the 2021 Multicurrency Credit Facility, including repayment of $190.0 million in May 2021 using proceeds from the Common Stock Offering and

(iii)

net repayments in April 2021 and May 2021 of $1,770.0 million under the 2021 Credit Facility, including repayment of $2,320.0 million in May 2021 using proceeds from the Common Stock Offering and cash on hand; and

•	on an “as further adjusted” basis, after giving effect to:

(i)	the receipt of approximately € million ($ million) in this offering, after deducting underwriting discounts and commissions and estimated expenses payable by us and

(ii)	an additional borrowing of 1.1 billion EUR ($1.3 billion) under the 2021 Credit Facility on May 17, 2021, which amount will be received by us on May 24, 2021.

In addition, we have the ability to borrow additional amounts under the 2021 Multicurrency Credit Facility and the 2021 Credit Facility. You should read the capitalization table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement.

	As of March 31, 2021
	Historical	As Adjusted	As Further Adjusted
	(In millions)
Cash and cash equivalents (1)(2)	$1,913.6	$2,235.4

Long-term debt, including current portion (3):
American Tower Corporation debt:
2021 Multicurrency Credit Facility	270.0	—	—
2019 Term Loan	995.8	995.8	995.8
2021 Credit Facility	2,345.0	575.0	1,911.7
2021 364-Day Delayed Draw Term Loan (4)	—	—	—
2021 Three Year Delayed Draw Term Loan (4)	—	—	—
Bridge Loan Commitment (4)	—	—	—
2.250% senior notes due 2022	604.0	604.0	604.0
4.70% senior notes due 2022	699.2	699.2	699.2
3.50% senior notes due 2023	996.5	996.5	996.5
3.000% senior notes due 2023	718.7	718.7	718.7
0.600% senior notes due 2024	497.1	497.1	497.1
5.00% senior notes due 2024	1,001.2	1,001.2	1,001.2
3.375% senior notes due 2024	646.0	646.0	646.0
2.950% senior notes due 2025	643.4	643.4	643.4
2.400% senior notes due 2025	745.3	745.3	745.3
1.375% senior notes due 2025 (5)	580.2	580.2	580.2
4.000% senior notes due 2025	744.8	744.8	744.8
1.300% senior notes due 2025	495.6	495.6	495.6
4.400% senior notes due 2026	497.2	497.2	497.2
1.600% senior notes due 2026	694.4	694.4	694.4
1.950% senior notes due 2026 (5)	581.2	581.2	581.2
3.375% senior notes due 2026	989.9	989.9	989.9
3.125% senior notes due 2027	398.0	398.0	398.0
2.750% senior notes due 2027	744.5	744.5	744.5
3.55% senior notes due 2027	745.0	745.0	745.0
0.500% senior notes due 2028 (5)	871.2	871.2	871.2
3.600% senior notes due 2028	693.6	693.6	693.6
1.500% senior notes due 2028	645.3	645.3	645.3
3.950% senior notes due 2029	590.8	590.8	590.8
3.800% senior notes due 2029	1,633.9	1,633.9	1,633.9
2.900% senior notes due 2030	741.9	741.9	741.9
2.100% senior notes due 2030	740.5	740.5	740.5
1.875% senior notes due 2030	790.8	790.8	790.8
2.700% senior notes due 2031	693.3	693.3	693.3
1.000% senior notes due 2032 (5)	754.5	754.5	754.5
3.700% senior notes due 2049	591.9	591.9	591.9
3.100% senior notes due 2050	1,037.8	1,037.8	1,037.8
2.950% senior notes due 2051	538.3	538.3	538.3
% senior notes due 2027 to be offered hereby (6)	—	—
% senior notes due 2029 to be offered hereby (6)	—	—
% senior notes due 2033 to be offered hereby (6)	—	—

	$26,956.8	$24,916.8

	As of March 31, 2021
	Historical	As Adjusted	As Further Adjusted
	(In millions)

American Tower secured and other subsidiary debt:
Secured Tower Revenue Securities, Series 2013-2A	1,297.0	1,297.0	1,297.0
Secured Tower Revenue Securities, Series 2018-1A	494.8	494.8	494.8
American Tower Secured Revenue Notes, Series 2015-2 Notes	522.2	522.2	522.2
Other subsidiary debt (7)	26.1	26.1	26.1
Finance lease obligations	29.9	29.9	29.9

Total American Tower subsidiary debt	2,370.0	2,370.0	2,370.0

Total long-term debt, including current portion	$29,326.8	$27,286.8

Redeemable noncontrolling interests	212.9	212.9	212.9

Equity:
Common stock (8)	4.6	4.7	4.7
Additional paid-in capital	10,474.6	12,836.3	12,836.3
Distributions in excess of earnings (1)	(1,251.8)	(1,251.8)	(1,251.8)
Accumulated other comprehensive loss	(4,061.6)	(4,061.6)	(4,061.6)
Treasury stock (1)	(1,282.4)	(1,282.4)	(1,282.4)

American Tower Corporation equity	3,883.4	6,245.2	6,245.2

Non-controlling interests	455.5	455.5	455.5

Total equity	4,338.9	6,700.7	6,700.7

Total capitalization	$33,878.6	$34,200.4

(1)	Does not reflect the dividend distribution in April 2021 of approximately $551.5 million to our common stockholders of record on April 13, 2021, which was accrued for at March 31, 2021.
(2)	As of March 31, 2021, amount excludes $79.7 million of restricted funds pledged as collateral to secure obligations and cash, the use of which is otherwise limited by contractual provisions.
(3)	Excludes intercompany indebtedness that is eliminated in our consolidated financial statements.
(4)	No amounts outstanding as of the date hereof.
(5)	Reflects borrowings denominated in EUR and represents the dollar equivalent based on the EUR/U.S. dollar exchange rate as of March 31, 2021.
(6)

Represents the dollar equivalent of the aggregate principal amount of the notes being offered, excluding any offering discounts and deferred financing fees, based on a EUR/U.S. dollar exchange rate of €1.00/$1.2152 on May 17, 2021, as reported by Bloomberg.

(7)	Includes the Colombian Credit Facility, which is denominated in COP, the Kenya Debt, which is denominated in U.S. dollars and the U.S. Debt, which is denominated in U.S. dollars.
(8)

Consists of common stock, par value $0.01 per share - 1,000,000,000 shares authorized, 455,707,955 shares issued and 444,793,550 shares outstanding, as of March 31, 2021 (actual) and 465,607,955 shares issued and 454,693,550 shares outstanding (as adjusted and as further adjusted).

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the references to “American Tower,” “we,” “us” or “our” refer only to American Tower Corporation (and not to any of its affiliates, including Subsidiaries, as defined below). The following description supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

American Tower Corporation will issue the notes under an indenture dated as of June 4, 2019, between us and U.S. Bank National Association, as trustee, as supplemented by a supplemental indenture thereto relating to the notes. We refer to the indenture as so supplemented as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture and does not restate the indenture in its entirety. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available from the trustee and a copy has been filed with the registration statement of which the accompanying prospectus is a part, as set forth below under “Where You Can Find More Information.” We use certain defined terms in this description that are not defined below under “—Certain Definitions” or elsewhere in this description; these terms have the meanings assigned to them in the indenture.

General

We will issue €                 aggregate principal amount of the 2027 notes, €                 aggregate principal amount of the 2029 notes and €                 aggregate principal amount of the 2033 notes in this offering.

The notes will be issued in minimum denominations of €100,000 and multiples of €1,000 thereafter.

We may, without the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes previously issued. Any additional notes having such similar terms, together with the notes previously issued, will constitute a single series of notes under the indenture. Further, any additional notes shall be issued under a separate CUSIP or ISIN number unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

The 2027 notes will mature on January 15, 2027. The 2029 notes will mature on May 21, 2029. The 2033 notes will mature on May 21, 2033. Accrued and unpaid interest on the 2027 notes will be payable in euros annually in arrears on January 15 of each year, which we refer to as the “2027 interest payment date,” beginning on January 15, 2022 to the persons in whose names the 2027 notes are registered at the close of business on the preceding January 1, which we refer to as the “2027 record date.” Accrued and unpaid interest on the 2029 notes will be payable in euros annually in arrears on May 21 of each year, which we refer to as the “2029 interest payment date,” beginning on May 21, 2022 to the persons in whose names the 2029 notes are registered at the close of business on the preceding May 6, which we refer to as the “2029 record date.” Accrued and unpaid interest on the 2033 notes will be payable in euros annually in arrears on May 21 of each year, which we refer to as the “2033 interest payment date” (and, together with the 2027 interest payment date and the 2029 interest payment date, the “interest payment date”), beginning on May 21, 2022 to the persons in whose names the 2033 notes are registered at the close of business on the preceding May 6, which we refer to as the “2033 record date” (and, together with the 2027 record date and the 2029 record date, the “record date”). Interest on the notes will accrue from                 , 2021.

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or                 , 2021 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Any payment required to be made on any day that is not a Business Day will be made on the next Business Day as if made on the date that the payment was due and no interest will accrue on that payment for the period from the original payment date to the date of that payment on the next Business Day.

We will pay principal, interest, premium, if any, and additional amounts, if any, on the notes in euros and at the office or agency maintained for that purpose, which initially will be the office of the paying agent located at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, United Kingdom. We will register the transfer of the notes and exchange the notes at our office or agency maintained for that purpose, which initially will be the Corporate Trust Office of the trustee. We have initially appointed Elavon Financial Services DAC, UK Branch to act as paying agent in connection with the notes, and we have appointed U.S. Bank National Association to act as transfer agent and registrar. We may change the paying agent or transfer agent and registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or transfer agent and registrar. So long as the notes are represented by global debt securities, the interest payable on the notes will be paid to the nominee of the common depositary, or its registered assigns as the registered owner of such global debt securities, by wire transfer of immediately available funds on each of the applicable interest payment dates. If any of the notes are no longer represented by a global debt security, we have the option to pay interest by check mailed to the address of the person entitled to the interest. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable.

The notes are our senior unsecured obligations and rank equally in right of payment with all our existing and future senior unsecured debt. The notes are effectively junior to all of our secured indebtedness to the extent of the assets securing such indebtedness. Our operations are conducted through our subsidiaries and, therefore, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. Our subsidiaries are not guarantors of the notes. Accordingly, the notes are effectively subordinated to all indebtedness and other obligations of our subsidiaries. See “Risk Factors—Our holding company structure results in structural subordination of the notes and may affect our ability to make payments on the notes.”

As of March 31, 2021, after giving effect to the transactions described under “Capitalization,” we and our subsidiaries would have had total outstanding consolidated debt of approximately $                billion, consisting of:

•	approximately $ billion of our indebtedness; and

•	approximately $2.4 billion of indebtedness of our subsidiaries.

As of March 31, 2021, after giving effect to the transactions described under “Capitalization,” we would have had the ability to borrow an additional $                billion under the 2021 Multicurrency Credit Facility and the 2021 Credit Facility, net of approximately $4.6 million of outstanding undrawn letters of credit.

As of the issue date, our current subsidiaries, other than those listed in the definition of “Unrestricted Subsidiary” under “—Certain Definitions” below, will be Subsidiaries. Under certain circumstances, we will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

The notes are not subject to a sinking fund.

Listing

We intend to apply to list the notes on the NYSE. The listing application will be subject to approval by the NYSE. If such a listing is obtained, we have no obligation to maintain it, and we may delist the notes at any time. We currently expect trading in the notes on the NYSE to begin within 30 days after the initial issuance of the notes. There is currently no public market for the notes.

Issuance in Euros; Payment on the Notes

Initial holders will be required to pay for the notes in euros, and all payments on the notes will be payable in euros; provided that if on or after the date of this prospectus supplement the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars at the rate reported by Bloomberg as of the close of business on the second Business Day prior to the relevant payment date or, in the event that Bloomberg has not reported a rate of conversion, on the basis of the most recent U.S. dollar/euro exchange rate mandated by the U.S. Federal Reserve Board on or prior to the second Business Day prior to the relevant payment date, or in the event the U.S. Federal Reserve Board has not mandated that exchange rate, the rate as determined in our sole discretion on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture. Neither the trustee nor the paying agent will have any responsibility for obtaining exchange rates, effecting conversions or otherwise handling redenominations in connection with the foregoing. Investors will be subject to foreign exchange risks as to payments on the notes, which may have important economic consequences to them. See “Risk Factors” in this prospectus supplement.

Payments and Paying Agents

We will pay principal, premium, if any, interest, additional amounts, if any, and any other amounts due on the notes in euros and at the office or agency maintained for that purpose, which initially will be the office of the paying agent located at 125 Old Broad Street, Fifth Floor, London EC2N 1AR, United Kingdom. We may also choose to pay interest by mailing checks or making wire transfers. We may also arrange for additional paying agent offices and may change these offices.

We have initially appointed Elavon Financial Services DAC, UK Branch to act as paying agent in connection with the notes, and we have appointed U.S. Bank National Association to act as transfer agent and registrar. We may also choose to act as our own paying agent. We will notify you of changes in identities of the paying agents for the notes.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. We are not required to transfer or exchange any note selected for redemption or tendered for repurchase. Also, we are not required to transfer or exchange any note for a period of 15 days preceding the first mailing of notice of redemption of notes to be redeemed.

Optional Redemption

The 2027 notes are redeemable at our election, in whole or in part, at any time and from time to time. If we redeem the 2027 notes prior to November 15, 2026 (two months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 2027 notes to be redeemed then outstanding; and

(2)

as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 2027 notes, plus                      basis points;

plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 2027 notes to be redeemed.

If we redeem the 2027 notes on or after November 15, 2026 (two months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 2027 notes to be redeemed plus accrued interest to the redemption date.

The 2029 notes are redeemable at our election, in whole or in part, at any time and from time to time. If we redeem the 2029 notes prior to February 21, 2029 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 2029 notes to be redeemed then outstanding; and

(2)

as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 2029 notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 2029 notes, plus                basis points;

plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 2029 notes to be redeemed.

If we redeem the 2029 notes on or after February 21, 2029 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 2029 notes to be redeemed plus accrued interest to the redemption date.

The 2033 notes are redeemable at our election, in whole or in part, at any time and from time to time. If we redeem the 2033 notes prior to February 21, 2033 (three months prior to their maturity date), we will pay a redemption price equal to the greater of:

(1)	100% of the principal amount of the 2033 notes to be redeemed then outstanding; and

(2)

as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the 2033 notes to be redeemed that would be due if such notes matured on the First Par Call Date (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate for the 2033 notes, plus                      basis points;

plus, in either of the above cases, accrued and unpaid interest to the date of redemption on the 2033 notes to be redeemed.

If we redeem the 2033 notes on or after February 21, 2033 (three months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the 2033 notes to be redeemed plus accrued interest to the redemption date.

If the optional redemption date is on or after a record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the person in whose name the note is registered at the close of business on such record date.

We will mail or cause to be mailed a notice of redemption at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at their registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. Notes called for redemption become due on the date fixed for redemption.

If less than all of the notes are to be redeemed, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)

if the notes are not so listed, on a pro rata basis (subject to the procedures of Clearstream and Euroclear or, to the extent a pro rata basis is not permitted, by lot or in such other manner as the trustee shall deem to be fair and appropriate.

However, no note of €100,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original note.

Repurchase of Notes Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the notes, each holder of notes will have the right to require us to repurchase all or any part, equal to €100,000 or an integral multiple of €1,000 thereafter, of that holder’s notes, provided that any unpurchased portion of the notes will equal €100,000 or an integral multiple of €1,000 thereafter, pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if we had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the notes in connection with an optional redemption permitted by the indenture, we will mail or cause to be mailed a notice to each registered holder briefly describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to repurchase notes on the date specified in such notice (the “Change of Control Payment Date”), which date will be no earlier than 15 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to any Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the provisions of the indenture relating to the covenant described above by virtue of such conflict.

On	the Change of Control Payment Date, we will, to the extent lawful:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by us.

The paying agent will promptly mail to each registered holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of €100,000 or an integral multiple of €1,000 thereafter. Any note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

Except as described above, the provisions described above will be applicable regardless of whether or not any other provisions of the indenture are applicable. Other than with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders of the notes to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Holders will not be entitled to require us to purchase their notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction that is not a Change of Control. We may nonetheless incur significant additional indebtedness in connection with such a transaction.

For the avoidance of doubt, a Change of Control will not be deemed to have occurred if we merge with an affiliate solely for the purpose of reincorporating American Tower in its current or another jurisdiction within the United States of America.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including a proxy contest where our board of directors does not endorse the dissident slate of directors but approves them as Continuing Directors. In this regard, a decision of the Delaware Chancery Court (not involving us or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities that is substantially similar to the change of control event described in clause (3) of the definition of “Change of Control.” In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination). See “Risk Factors—We may be unable to repay the notes when due or repurchase the notes when we are required to do so and holders may be unable to require us to repurchase their notes in certain circumstances.”

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.

There can be no assurance that we will have sufficient funds available at the time of any Change of Control Triggering Event, and consummate a Change of Control Offer for all notes then outstanding, at a purchase price for 101% of their principal amount, plus accrued and unpaid interest to the Change of Control Payment Date. The indentures for our other outstanding indebtedness also provide for repurchase rights upon a change in control and, in some cases, certain other events under different terms. As a result, holders of our other indebtedness may have the ability to require us to repurchase their debt securities before the holders of the notes offered hereby would have such repurchase rights. In addition, a Change of Control (as described herein) and certain other change of control events may constitute an event of default under the 2021 Multicurrency Credit Facility, the 2021 Credit Facility and certain other outstanding indebtedness. As a result, we may not be able to make any of the required payments on, or repurchases of, the notes without obtaining the consent of the lenders under the 2021 Multicurrency Credit Facility, the 2021 Credit Facility or that other outstanding indebtedness with respect to such payment or repurchase.

Payment of Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature required to be deducted or withheld by the United States or any political subdivision or taxing authority of or in the United States, unless such withholding or deduction is required by law or the official interpretation or administration thereof.

In the event any withholding or deduction on payments in respect of the notes for or on account of any present or future tax, assessment or other governmental charge is required to be deducted or withheld by the United States or any political subdivision or taxing authority thereof or therein, we will pay such additional amounts on the notes as will result in receipt by each holder of a note that is not a U.S. Person (as defined below) of such amounts (after all such withholding or deduction, including on any additional amounts) as would have been received by such holder had no such withholding or deduction been required. We will not be required, however, to make any payment of additional amounts for or on account of:

(a) any tax, assessment or other governmental charge that would not have been imposed but for (1) the existence of any present or former connection (other than a connection arising solely from the ownership of those notes or the receipt of payments in respect of those notes) between a holder of a note (or the beneficial owner for whose benefit such holder holds such note), or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, that holder or beneficial owner (if that holder or beneficial owner is an estate, trust, partnership or corporation) and the United States, including that holder or beneficial owner, or that fiduciary, settlor, beneficiary, member, shareholder or possessor, being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business or present in the United States or having had a permanent establishment in the United States or (2) the presentation of a note for payment on a date more than 30 days after the later of the date on which that payment becomes due and payable and the date on which payment is duly provided for;

(b) any estate, inheritance, gift, sales, transfer, capital gains, excise, personal property, wealth or similar tax, assessment or other governmental charge;

(c) any tax, assessment, or other governmental charge imposed by reason of the holder’s or beneficial owner’s past or present status as a passive foreign investment company, a controlled foreign corporation, a foreign tax exempt organization or a personal holding company with respect to the United States or as a corporation that accumulates earnings to avoid U.S. federal income tax;

(d) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deducting from payment of principal of or premium, if any, or interest on such notes;

(e) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on any note if that payment can be made without withholding by at least one other paying agent;

(f) any tax, assessment or other governmental charge which would not have been imposed but for the failure of a beneficial owner or any holder of notes to comply with a request to satisfy certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the beneficial owner or any holder of the notes (including, but not limited to, the requirement to provide Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, or any subsequent versions thereof or successor thereto, and including, without limitation, any documentation requirement under an applicable income tax treaty), provided such beneficial owner or holder is legally able to so comply and compliance is a precondition to exemption from such tax, assessment or other governmental charge;

(g) any tax, assessment or other governmental charge imposed on interest received by or on behalf of (1) a 10-percent shareholder (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations that may be promulgated thereunder) of us, (2) a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code, or (3) a bank receiving interest described in Section 881(c)(3)(A) of the Code, to the extent such tax, assessment or other governmental charge would not have been imposed but for the holder’s or beneficial owner’s status as described in clauses (1) through (3) of this paragraph (g);

(h) any tax, assessment or other governmental charge required to be withheld or deducted under Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable) (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith; or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA; or

(i) any combination of items (a), (b), (c), (d), (e), (f), (g) and (h);

nor will we pay any additional amounts to any holder that is not the sole beneficial owner of such notes, or a portion of such notes, or that is a fiduciary or partnership or a limited liability company, to the extent that a beneficiary or settlor with respect to that fiduciary or a member of that partnership or limited liability company or a beneficial owner thereof would not have been entitled to the payment of those additional amounts had that beneficiary, settlor, member or beneficial owner been the holder of those notes.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “U.S. Person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable U.S. Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Any reference in the terms of the notes to any amounts in respect of the notes shall be deemed also to refer to any additional amounts which may be payable under this provision.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision of or taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, there is a substantial probability that we will become, obligated to pay additional amounts as described under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at any time at our option redeem the note, in whole, but not in part, on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.

Covenants

Limitations on liens

Under the indenture, we will not, and will not permit any of our Subsidiaries to, allow any Lien (other than Permitted Liens) on any of our or our Subsidiaries’ property or assets (which includes Capital Stock) securing Indebtedness, unless the Lien secures the notes equally and ratably with, or prior to, any other Indebtedness secured by such Lien, so long as such other Indebtedness is so secured.

Notwithstanding the foregoing, we may, and may permit any of our Subsidiaries to, incur Liens securing Indebtedness without equally and ratably securing the notes if, after giving effect to the incurrence of such Liens, the aggregate amount (without duplication) of the Indebtedness secured by Liens (other than Permitted Liens) on the property or assets (which includes Capital Stock) of us and our Subsidiaries shall not exceed the Permitted Amount at the time of the incurrence of such Liens (it being understood that Liens securing the SpectraSite ABS Facility shall be deemed to be incurred pursuant to this paragraph).

Trustee

The trustee for the notes is U.S. Bank National Association, and we have initially appointed the trustee as the transfer agent and registrar with regard to the notes. Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Pursuant and subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with us; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act), it would be required to eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The trustee is also the trustee under the trust and servicing agreement related to our securitization transaction.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry; Delivery and Form

We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Clearstream or Euroclear or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under the heading “—Issuance in Euros; Payment on the Notes.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the common depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System (the “Euroclear Terms and Conditions”) and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream Participants or Euroclear Participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream Participant or Euroclear Participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the common depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as common depositary and a successor common depositary is not appointed by us within 90 days, we will issue registered notes in definitive form in exchange for the registered global note that had been held by the common depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the common depositary gives to the trustee or other relevant agent of the trustee. It is expected that the common depositary’s instructions will be based upon directions received by the common depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the common depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in registered definitive form in exchange for such global note pursuant to the procedure described above.

Certain Definitions

“Adjusted EBITDA” means, for the 12-month period preceding the calculation date, for us and our Subsidiaries on a consolidated basis in accordance with GAAP, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) Interest Expense, (ii) income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes, (iii) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets), (iv) extraordinary losses and non-recurring non-cash charges and expenses, (v) all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Commodity Agreements, Currency Agreements or Interest Rate Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges, and losses from the early extinguishment of Indebtedness) and (vi) nonrecurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees or discounts, and severance and retention payments in connection with any merger or acquisition, in each case for such period, less extraordinary gains and cash payments (not otherwise deducted in determining net income) made during such period with respect to non-cash charges that were added back in a prior period; provided, however, (I) with respect to any Person that became a Subsidiary, or was merged with or consolidated into us or any Subsidiary, during such period, or any acquisition by us or any Subsidiary of the assets of any Person during such period, “Adjusted EBITDA” shall, at our option in respect of any or all of the foregoing, also include the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such acquisition, merger or consolidation had occurred on the first day of such period and (II) with respect to any Person that has ceased to be a Subsidiary during such period, or any material assets of us or any Subsidiary sold or otherwise disposed of by us or any Subsidiary during such period, “Adjusted EBITDA” shall exclude the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such sale or disposition of such Subsidiary or such assets had occurred on the first day of such period.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means either our Board of Directors or any committee of such Board duly authorized to act on our behalf.

“Board Resolution” means one or more resolutions duly adopted or consented to by the Board of Directors and in full force and effect.

“Business Day” means any day, other than a Saturday or Sunday, (1) which is not a day on which banking institutions in The City of New York or The City of London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means the occurrence of any of the following:

(1)	the adoption of a plan relating to our liquidation or dissolution;

(2)	any “person,” as such term is used in Section 13(d)(3) of the Exchange Act, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of our Voting Stock; provided that a transaction in which we become a Subsidiary of another Person shall not constitute a Change of Control if (a) our stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Stock of such other Person of whom we are a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of our Voting Stock; or

(3)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Commodity Agreement” of any Person means any commodity forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement to which such Person is a party.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, a German government bond (Bundesanleihe) whose maturity is closest to the maturity of the notes, or if an Independent Investment Banker selected by the Company in its discretion determines that such similar bond is not in issue, another German government bond as the Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker selected by the Company.

“Continuing Director” means, as of any date of determination, any member of our Board of Directors who:

(1)	was a member of such Board of Directors on the Issue Date; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office” means the designated office of the trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at One Federal Street, 3rd Floor, EX-MA-FED, Boston, MA 02110, Attention: David W. Doucette, Vice President, or such other address as the trustee may designate from time to time by notice to the holders of the notes and us, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the holders of the notes and us).

“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement as to which such Person is a party.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the Stated Maturity of the notes.

“Fair Market Value” means, with respect to any asset, the price that (after taking into account any liabilities relating to such asset) would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“First Par Call Date” means, with respect to the 2027 notes, November 15, 2026, with respect to the 2029 notes, February 21, 2029, and with respect to the 2033 notes, February 21, 2033.

“Fitch” means Fitch, Inc. or any successor to the rating agency business thereof.

“Foreign Subsidiary” means, with respect to any Person, (a) any Subsidiary of such Person that is not organized or existing under the laws of, and whose principal business is conducted outside of, the United States, any state thereof, the District of Columbia, or any territory thereof (for purposes of this definition only, the “United States”), or (b) any Subsidiary of such Person that is organized or existing under the laws of the United States whose only material assets are the Capital Stock of Foreign Subsidiaries meeting clause (a) of this definition.

“GAAP” means generally accepted accounting principles set forth in the standards, statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect on the Issue Date, provided however, that leases shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements of the Company for the fiscal year ended December 31, 2018 for all purposes, not withstanding any change in GAAP relating thereto, including with respect to Accounting Standards Codification 842.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The term “Guarantee” used as a verb has a corresponding meaning.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)

representing obligations under any Interest Rate Agreements, Commodity Agreements and Currency Agreements except for those entered into for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange risk; or

(7)

all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that (a) if the Disqualified Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Stock as if the Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and (b) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Stock, the fair market value shall be the Fair Market Value thereof;

if and to the extent any of the preceding items (other than letters of credit and obligations under Interest Rate Agreements, Commodity Agreements and Currency Agreements) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of such Person whether or not such Indebtedness is assumed by such Person (the amount of such Indebtedness as of any date being deemed to be the lesser of the Fair Market Value of such property or assets as of such date or the principal amount of such Indebtedness of such other Person so secured) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Investment Banker” means one of the Reference Government Bond Dealers appointed by us.

“Interest Expense” means, for any period, all cash interest expense (including imputed interest with respect to Capital Lease Obligations and commitment fees) with respect to any of our Indebtedness and our Subsidiaries’ Indebtedness on a consolidated basis during such period pursuant to the terms of such Indebtedness.

“Interest Rate Agreement” of any Person means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement as to which such Person is a party.

“Investment Grade Rating” means a rating equal to or greater than BBB- by S&P and Fitch and Baa3 by Moody’s or the equivalent thereof under any new ratings system if the ratings system of any such agency shall be modified after the Issue Date, or the equivalent rating or any other Ratings Agency selected by us as provided in the definition of Ratings Agency.

“Issue Date” means                 , 2021.

“Licenses” means, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, ownership or operation of any communications tower facilities, granted or issued by the Federal Communications Commission (or other similar or successor agency of the federal government administering the Communications Act of 1934 or any similar or successor federal statute) and held by us or any of our Subsidiaries.

“Lien” means, with respect to any property or assets, including Capital Stock, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

“Net Income” means, for any period of determination, net income (loss) of us and our Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

“Newly Created Subsidiary” means a newly created direct or indirect Subsidiary of us that is formed or organized after the Issue Date; provided that neither we nor any of our Subsidiaries shall have transferred, or may in the future transfer, any assets (other than cash or cash equivalents) to such Newly Created Subsidiary for so long as such Newly Created Subsidiary remains designated as an Unrestricted Subsidiary.

“Officer” means the Company’s chairman of the Board of Directors, chief executive officer, president, chief operating officer, chief financial officer, any vice president, treasurer, any assistant treasurer, controller, any assistant controller, secretary or any assistant secretary.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers in accordance with the applicable provisions of the indenture.

“Permitted Amount” means, on any date, an amount equal to 3.5 times Adjusted EBITDA as of the most recent fiscal quarter for which our financial statements are internally available immediately preceding such date.

“Permitted Liens” means:

(1)	Liens in favor of us or our Subsidiaries;

(2)	Liens existing on the Issue Date (other than those securing the SpectraSite ABS Facility) and renewals and replacements thereof;

(3)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(4)	Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;

(5)	Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than 60 days;

(6)	restrictions on the transfer of Licenses or assets of us or any of our Subsidiaries imposed by any of the Licenses as in effect on the Issue Date or imposed by the Communications Act of 1934, any similar or successor federal statute or the rules and regulations of the Federal Communications Commission (or other similar or successor agency of the federal government administering such Act or successor statute) thereunder, all as the same may be in effect from time to time;

(7)	Liens arising by operation of law in favor of purchasers in connection with the sale of an asset; provided, however, that such Lien only encumbers the property being sold;

(8)	Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

(9)	judgment Liens;

(10)	Liens in connection with escrow or security deposits made in connection with any acquisition of assets;

(11)	Liens securing Indebtedness since the Issue Date represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in any business of us or any of our Subsidiaries in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any other Indebtedness of the type described under this clause (11), not to exceed $500.0 million at any time outstanding for us and any of our Subsidiaries;

(12)	Liens securing obligations under Interest Rate Agreements, Commodity Agreements and Currency Agreements not for speculative purposes;

(13)	easements, rights-of-way, zoning restrictions, licenses or restrictions on use and other similar encumbrances on the use of real property that:

(a)	are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business); and

(b)	do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by us and our Subsidiaries;

(14)	Liens on property of us or any of our Subsidiaries at the time we or such Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into us or any Subsidiary, or an acquisition of assets, and any replacement thereof, provided, however, that such Liens are not created, incurred or assumed in connection with or in contemplation of such acquisition, and provided further that such Liens may not extend to any other property owned by us or any of our Subsidiaries;

(15)	leases and subleases of real or personal property in the ordinary course of business (for the avoidance of doubt, excluding sale and lease-back transactions) which do not materially interfere with the ordinary conduct of the business; and

(16)	banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)	such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law; and

(b)	such deposit account is not intended to provide collateral to the depositary institution.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Ratings Agencies” means (1) S&P, Moody’s and Fitch; and (2) if any of S&P, Moody’s and Fitch ceases to rate the notes or ceases to make a rating on the notes publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on the notes publicly available selected by us (as certified by an Officers’ Certificate), which shall be substituted for S&P, Moody’s or Fitch, as the case may be.

“Ratings Decline” means the occurrence of the following on, or within 90 days after, the date of the public notice of the occurrence of a Change of Control or of the intention by us or any third party to effect a Change of Control (which period shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Ratings Agencies if such period exceeds 90 days): (1) in the event that the notes have an Investment Grade Rating by all three Ratings Agencies, the notes cease to have an Investment Grade Rating by two of the three Rating Agencies, (2) in the event that the notes have an Investment Grade Rating by only two Ratings Agencies, the notes cease to have an Investment Grade Rating by both such Rating Agencies, or (3) in the event that the notes do not have an Investment Grade Rating, the rating of the notes by two of the three Ratings Agencies (or, if there are less than three Rating Agencies rating the notes, the rating of each Rating Agency) decreases by one or more gradations (including gradations within ratings categories as well as between rating categories) or is withdrawn.

“Reference Government Bond Dealer” means any of the primary European government securities dealers.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor to the rating agency business thereof.

“SpectraSite ABS Facility” means that certain mortgage loan more fully described in the Offering Memorandum dated March 27, 2018 regarding the $1,800.0 million Secured Tower Revenue Securities, Series 2018-1A and 2013-2A.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof). The term “Subsidiary” with respect to us shall not include any Unrestricted Subsidiary.

“Unrestricted Subsidiary” means (a) any Foreign Subsidiary or Newly Created Subsidiary of us that is designated by the Board of Directors as an Unrestricted Subsidiary until such time as the Board of Directors may designate it to be a Subsidiary, provided that no Default or Event of Default would occur or be existing following such designation, and (b) any subsidiary of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the trustee by filing a Board Resolution with the trustee giving effect to such designation. At the time of designation of an Unrestricted Subsidiary as a Subsidiary, such Subsidiary shall be deemed to incur outstanding Indebtedness and grant any existing Liens.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the board of directors, managers or trustees of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of material U.S. federal income tax considerations is based on existing law. This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (potentially with retroactive effect) or possible differing interpretations. This summary is applicable to holders of the 2027 notes, of the 2029 notes and of the 2033 notes, and each series of notes is referred to in this summary as our notes. However, the considerations in this summary are to be applied separately to each series of notes. This summary deals only with notes that will be held as capital assets and is addressed only to persons who purchase notes in the initial offering at the price indicated on the front page of this prospectus supplement. It does not address tax considerations that may be relevant to an investor that may be subject to special tax rules, such as:

•	a bank, insurance company, or other financial institution;

•	a regulated investment company or REIT;

•	a subchapter S corporation;

•	a broker, dealer or trader in securities or foreign currencies;

•	a partnership or other pass-through or hybrid entity or investors therein;

•	a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a person that acquires or owns our notes in connection with employment or other performance of services;

•	a person subject to alternative minimum tax;

•

a person that acquires or owns our notes as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction;

•	a U.S. expatriate; or

•	except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

This summary does not discuss any state, local, foreign or other tax considerations not specifically addressed below or the Medicare tax on net investment income. In addition, prospective purchasers of notes who are subject to special tax accounting rules under Section 451(b) of the Code may be subject to special rules not discussed below, and such prospective purchasers are encouraged to consult with their own tax advisors regarding the application and federal income tax consequences of these rules. Further, all prospective purchasers of notes are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws and other tax consequences relevant to their particular situation.

The U.S. federal income tax consequences generally will differ depending on whether or not a holder is a “U.S. Holder.” For purposes of this summary, a U.S. Holder is a beneficial owner of notes that is:

(i)

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

(ii)	an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(iii)	an estate the income of which is subject to federal income taxation regardless of its source; or

(iv)

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. Holder is not overridden by an applicable tax treaty.

Contingent Payments. In certain circumstances, we may choose or be obligated to pay amounts in excess of the stated interest or principal on the notes or redeem the notes prior to their stated maturity. See “Description of Notes—Optional Redemption,” “Description of Notes—Repurchase of Notes Upon a Change of Control Triggering Event,” “Description of Notes—Payment of Additional Amounts” and “Description of Notes—Redemption for Tax Reasons.” Notwithstanding the possibility of such payments, under applicable Treasury regulations, payments on a note that are subject to either a remote or incidental contingency may be ignored. For this reason, we intend to take the position that the notes will not be treated as contingent payment debt instruments under the applicable Treasury regulations. Our determination that the notes are not contingent payment debt instruments is not binding on the Internal Revenue Service (the “IRS”). Our determination that the notes are not contingent payment debt instruments is binding on you unless you disclose your contrary position to the IRS in the manner prescribed by applicable Treasury regulations. If the IRS were to challenge successfully this determination and the notes were treated as contingent payment debt instruments, you might be required, among other things, to accrue interest income (regardless of your method of accounting for federal income tax purposes) at a rate higher than the stated interest rate on the notes, and treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. Prospective purchasers of notes are urged to consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of Interest. Payments or accruals of interest on a note will be taxable to a U.S. Holder as ordinary income at the time that such amounts are actually or constructively received or accrued (in accordance with the U.S. Holder’s method of tax accounting). The amount of interest income realized by a U.S. Holder that uses the cash method of tax accounting will be the U.S. dollar value of the euro payment based on the exchange rate in effect on the date of receipt regardless of whether the payment in fact is converted into U.S. dollars. A U.S. Holder that uses the accrual method of accounting for tax purposes will accrue interest income on the note in euros and translate the amount accrued into U.S. dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder’s taxable year), or, at the accrual basis U.S Holder’s election, at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year), or at the spot rate of exchange on the date of receipt, if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes such election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for tax purposes will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment made with respect to a note if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the note.

Purchase, Sale, Redemption and Retirement of the Notes. A U.S. Holder’s tax basis in a note generally will equal the cost of the note to such U.S. Holder. The cost of the note to a U.S. Holder will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. A cash basis U.S. Holder (and, if it so elects, an accrual basis U.S. Holder) will determine the U.S. dollar value of the cost of the note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to euros and the immediate use of those euros to purchase a note generally will not result in taxable gain or loss for a U.S. Holder. A U.S. Holder may recognize foreign currency gain or loss if it purchases a note with previously owned euros.

When a U.S. Holder sells or exchanges a note, or if a note held by a U.S. Holder is retired or redeemed, such U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the transaction (excluding any amounts attributable to accrued but unpaid interest, which will be subject to tax in the manner described above under “—Payments of Interest”) and the U.S. Holder’s tax basis in the note. The amount realized upon the sale, exchange, redemption or retirement of a note will be the U.S. dollar value of the euros received calculated at the exchange rate in effect on the date the note is sold, exchanged, redeemed or retired, and a U.S. Holder’s tax basis in any such euros received will equal the U.S. dollar value of the euros, determined at the time of sale, exchange, redemption or retirement. In the case of a note that is traded on an established securities market, a cash basis U.S. Holder, and if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the amount realized by translating the amount realized at the spot rate on the settlement date of the sale. If an accrual basis U.S. Holder does not make such an election, it will recognize exchange gain or loss to the extent of currency exchange fluctuations during the period between the date of the disposition and the settlement date of the sale. The election available to accrual basis U.S. Holders in respect of the purchase and sale of notes traded on an established securities market, discussed above, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Except as described below with respect to foreign currency gain or loss, the gain or loss that a U.S. Holder recognizes on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or retirement of a note will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition. Long-term capital gains recognized by a noncorporate U.S. Holder, including an individual, generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The ability of U.S. Holders to offset capital losses against ordinary income is limited. If exchange rates fluctuate, U.S. Holders may recognize foreign currency gain or loss, if any, measured by the difference between (i) the U.S. dollar value of the purchase price in euros of the note, determined using the spot rate on the settlement date or trade date, as described above, of the sale, exchange, redemption or retirement of the note, and (ii) the U.S. dollar value of the purchase price in euros of the note, determined using the spot rate on the date the U.S. Holder acquired the note. This foreign currency gain or loss recognized by a U.S. Holder on the sale, exchange, redemption or retirement of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such note. The amount of foreign currency gain or loss upon a sale, exchange, redemption or retirement of a note (including with respect to accrued and unpaid interest) will be realized only to the extent of the total gain or loss realized on the sale, exchange or other taxable disposition of the note. This foreign currency gain or loss will not be treated as an adjustment to interest income received on the notes.

Reportable Transactions. A U.S. taxpayer that participates in a “reportable transaction” is required to disclose its participation to the IRS. Under the relevant rules, since the notes are denominated in a foreign currency, a U.S. Holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the regulations ($50,000 in a single taxable year, if the U.S. Holder is an individual or trust, or higher amounts for other U.S. Holders), and to disclose its investment by filing a Form 8886 with the IRS. A penalty in an amount not exceeding $10,000 in the case of an individual and $50,000 in all other cases is generally imposed on any taxpayer that fails to timely file an information return with the IRS with respect to a transaction resulting in a loss that is treated as a reportable transaction. Prospective purchasers are urged to consult their tax advisors regarding the application of these rules.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments on our notes made to, and proceeds of dispositions of our notes effected by, certain holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

The Proposed Financial Transaction Tax

The European Commission has published the Commission’s Proposal for a Directive for the FTT in the participating Member States and Estonia. However, Estonia has since stated that it will not participate.

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes in certain circumstances.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT remains subject to negotiation between the participating Member States, and the legality of the proposal is uncertain. It may therefore be altered prior to any implementation, the timing of which remains unclear. Additional EU Member States may decide to participate, and/or certain of the participating Member States may decide to withdraw.

Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of 2027 Notes	Principal Amount of 2029 Notes	Principal Amount of 2033 Notes
J.P. Morgan Securities plc	€	€	€
Merrill Lynch International
Mizuho International plc
Morgan Stanley & Co. International plc
The Toronto-Dominion Bank

Total	€	€	€

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to, among other things, approval of legal matters by counsel and other conditions. The underwriters are obligated to purchase all the notes if they are to purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any 2027 notes sold by the underwriters to securities dealers may be sold at a selling concession from the initial public offering price not in excess of         % of the principal amount of the 2027 notes. Any such securities dealers may resell any 2027 notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not in excess of         % of the principal amount of the 2027 notes. Any 2029 notes sold by the underwriters to securities dealers may be sold at a selling concession from the initial public offering price not in excess of         % of the principal amount of the 2029 notes. Any such securities dealers may resell any 2029 notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not in excess of         % of the principal amount of the 2029 notes. Any 2033 notes sold by the underwriters to securities dealers may be sold at a selling concession from the initial public offering price not in excess of         % of the principal amount of the 2033 notes. Any such securities dealers may resell any 2033 notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not in excess of         % of the principal amount of the 2033 notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We expect that the delivery of the notes will be made against payment on                 , 2021, which is the third business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to their date of delivery may be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by American Tower
Per 2027 note		%
Per 2029 note		%
Per 2033 note		%

We estimate that our total expenses for this offering will be €                million.

We retained EA Markets Securities LLC (“EAMS”) to act as our financial advisor in connection with this offering for which we will pay an advisory fee. The expenses of this offering include the advisory fee to be paid to EAMS. EAMS will not underwrite or purchase any of the securities in this offering. EAMS will not solicit any purchasers for this offering.

In connection with the offering of the notes, Merrill Lynch International (the “Stabilizing Manager”) (or persons acting on its behalf) may over allot notes or effect transactions with a view to supporting the market price of the notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant notes is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which we received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant notes whichever is the earlier. Any stabilization action or over allotment must be conducted by the Stabilizing Manager (or persons acting on its behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the Stabilizing Manager (or persons acting on its behalf) and on the New York Stock Exchange.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering, the underwriters are not acting for anyone other than the Company and will not be responsible to anyone other than the Company for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Selling Restrictions

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

MiFID II product governance / Professional investors and eligible counterparties only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA (in each case, a “Relevant State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended or superseded).

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in any Relevant State. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”);

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “IDD”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In connection with the offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

UK MiFIR product governance / Professional investors and eligible counterparties only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in Chapter 3 of the FCA Handbook Conduct of Business Sourcebook; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

This prospectus supplement has been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (as amended or superseded).

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA;

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

In connection with the offering, the underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering.

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”); (ii) fall within Article 49(2)(a) to (d) of the Order, (iii) are outside the United Kingdom; or (iv) are persons to whom invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated) (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and will not be admitted to any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to the FinSA and neither this prospectus supplement and the accompanying prospectus nor other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland

Notice to Prospective Investors in The Netherlands

Each underwriter, severally and not jointly, has agreed that it has not offered or sold, and will not offer or sell, the notes to the public in The Netherlands, other than exclusively to qualified investors (gekwalificeerde beleggers) within the meaning of the Financial Supervision Act (Wet op het financieel toezicht). For the purposes of this provision, the expression “offer of notes to the public” in relation to any notes in The Netherlands means to make a sufficiently specific offer addressed to more than one person as referred to in section 217(1) of Book 6 of the Dutch Civil Code to conclude a contract to purchase or otherwise acquire the notes, or to issue an invitation to make an offer of the notes.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended, the FIEA) and each underwriter has represented and agreed that it has not and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan, any corporation or other entity organized under the laws of Japan or having its main office in Japan, or a branch, agency or other office in Japan of a non-resident, irrespective of whether it is legally authorized to represent its principal), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any applicable rules, regulations and governmental guidelines of Japan.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning thereof, and that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

Each underwriter has represented and agreed that this prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with exemptions in Subdivision 4, Division 1, Part XIII of the SFA, or as otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) when the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon the validity of the notes for American Tower. Sullivan & Worcester LLP, Boston, Massachusetts, has passed upon our qualification and taxation as a REIT in an opinion filed with the registration statement of which the accompanying prospectus is a part. Certain other legal matters will be passed upon for American Tower by Edmund DiSanto, Esq., Executive Vice President and General Counsel of American Tower. Certain legal matters with respect to the offering of the notes will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2020 and the effectiveness of our internal control over financial reporting as of December 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Those consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please note that the SEC’s website is included in this prospectus supplement and the accompanying prospectus as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of this prospectus supplement or the accompanying prospectus, except as described in the following paragraph.

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the notes offered by this prospectus supplement have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein or in the accompanying prospectus by a reference to a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on April 29, 2021;

•	our Definitive Proxy Statement filed with the SEC on April 14, 2021 pursuant to Section 14 of the Exchange Act; and

•

our Current Reports on Form  8-K filed with the SEC on January  13, 2021 (Items 1.01 and 2.03 only), January  19, 2021, February 10, 2021, March 3, 2021, March 4, 2021, March  11, 2021, March 15, 2021, March  24, 2021, March 29, 2021, May 5, 2021 (Item 8.01 only), May 6, 2021 and May 10, 2021.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 116 Huntington Avenue, Boston, Massachusetts 02116, Tel: (617) 375-7500, Attention: Investor Relations.

Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

The following are types of securities that we may offer, issue and sell from time to time, or that may be sold by selling securityholders from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities;

•	depositary shares;

•	warrants to purchase debt or equity securities;

•	purchase contracts; and

•	units.

Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described in an accompanying prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

Unless otherwise stated in a prospectus supplement, none of these securities other than our common stock will be listed on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “AMT.”

We may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

Investing in the offered securities involves risks. You should consider the risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated June 4, 2019

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing an automatic shelf registration process. Under this shelf process, we may periodically sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of our common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts and units that we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information, including information about us, contained in this prospectus. Therefore, before making your investment decision, you should carefully read:

•	this prospectus;

•	any applicable prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” on page 57 for information about us, including our financial statements.

References to “we,” “us,” “our,” the “Company” and “American Tower” are references to American Tower Corporation and its consolidated subsidiaries, unless it is clear from the context that we mean only American Tower Corporation. References herein to our predecessor corporation are references to American Tower Corporation prior to December 31, 2011, the effective date of the merger of American Tower Corporation with and into its wholly owned subsidiary, American Tower REIT Inc. (the surviving company, which was renamed American Tower Corporation after the merger).

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference contain statements about future events and expectations, or forward-looking statements, all of which are inherently uncertain. We have based those forward-looking statements on our current expectations and projections about future results. When we use words such as “anticipate,” “intend,” “plan,” “forecast,” “project,” “believe,” “estimate,” “expect,” “should,” “would,” “could,” “may” or similar expressions, we are making forward-looking statements. Examples of forward-looking statements include statements we make regarding future prospects of growth in the communications site leasing industry, the level of future expenditures by companies in this industry and other trends in this industry, the effects of consolidation among companies in our industry and among our tenants and other competitive and financial pressures, changes in zoning, tax and other laws and regulations, economic, political and other events, particularly those relating to our international operations, our future capital expenditure levels, the impact of technology changes on our industry and our business, our ability to maintain or increase our market share, our plans to fund our future liquidity needs, our substantial leverage and debt service obligations, our future financing transactions, our future operating results, our ability to remain qualified for taxation as a real estate investment trust for U.S. federal income tax purposes (“REIT”), the amount and timing of any future distributions including those we are required to make as a REIT, natural disasters and similar events and our ability to protect our rights to the land under our towers. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. These assumptions could prove inaccurate.

You should keep in mind that any forward-looking statement we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In any event, these and other important factors, including those set forth under the caption “Risk Factors” in a prospectus supplement and the documents incorporated by reference, may cause actual results to differ materially from those indicated by our forward-looking statements. We have no duty, and do not intend, to update or revise the forward-looking statements we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the future events or circumstances described in any forward-looking statement we make in this prospectus, any prospectus supplement, the documents incorporated by reference or elsewhere might not occur.

AMERICAN TOWER CORPORATION

American Tower Corporation was created as a subsidiary of American Radio Systems Corporation in 1995 to own, manage, develop and lease communications and broadcast tower sites, and was spun off into a free-standing public company in 1998. Since inception, we have grown our communications real estate portfolio through acquisitions, long-term lease arrangements, development and construction, and through mergers with, and acquisitions of, other tower operators.

American Tower Corporation operates as a REIT for U.S. federal income tax purposes.

American Tower Corporation is a holding company, and we conduct our operations through our directly and indirectly owned subsidiaries and joint ventures. Our principal domestic operating subsidiaries are American Towers LLC and SpectraSite Communications, LLC. We conduct our international operations primarily through our subsidiary, American Tower International, Inc., which in turn conducts operations through its various international operating subsidiaries and joint ventures.

Our principal executive office is located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our main telephone number at that address is (617) 375-7500.

RISK FACTORS

Investing in the offered securities involves risks. Before deciding to invest in our securities, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents that are incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” on page 57.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from any sale of the securities described in this prospectus for our general corporate purposes, which may include financing possible acquisitions, refinancing our indebtedness and repurchasing our common stock. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay short-term debt until they are used for their stated purpose.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, depositary shares, warrants, purchase contracts and units that we or selling securityholders may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in a related prospectus supplement, if necessary.

DESCRIPTION OF COMMON STOCK

We may periodically issue shares of our common stock or other securities that can be exercised, converted or exchanged into shares of our common stock. The description below summarizes the general terms of our common stock. This section is a summary, and it does not describe every aspect of our common stock. This summary is subject to, and qualified in its entirety by, reference to the provisions of our Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated By-Laws (“By-Laws”).

Authorized Shares

As of the date of this prospectus, we are authorized to issue up to one billion (1,000,000,000) shares of common stock with one cent ($0.01) par value per share.

Voting Rights

With respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of common stock are entitled to one (1) vote in person or by proxy for each share of common stock outstanding in the name of such stockholders on the record of stockholders. Generally, all matters to be voted on by stockholders must be approved by a majority (or by a plurality in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected) of the votes entitled to be cast by all shares of common stock present in person or by proxy.

Dividends and Other Distributions

Subject to applicable law and rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over the common stock with respect to the payment of dividends and other distributions, dividends and other distributions may be declared and paid on the common stock from time to time and in amounts as our board of directors may determine. We pay regular dividends and other distributions, but the amount, timing and frequency of any distribution are at the sole discretion of our board of directors. Dividends and other distributions are declared based upon various factors, including without limitation distributions required to maintain our qualification for taxation as a REIT. The loan agreements for our credit facilities contain covenants that restrict our ability to pay dividends and other distributions unless certain financial covenants are satisfied.

Liquidation Rights

Upon our liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of common stock are entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them. Neither the merger, consolidation or business combination of American Tower with or into any other entity in which our stockholders receive capital stock and/or other securities (including debt securities) of the surviving entity (or the direct or indirect parent entity thereof), nor the sale, lease or transfer by us of any part of our business and assets, nor the reduction of our capital stock, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up.

Other Provisions

The holders of common stock have no preemptive, subscription or redemption rights and are not entitled to the benefit of any sinking fund. The shares of common stock presently outstanding are validly issued, fully paid and nonassessable.

We may not subdivide, combine, or pay or declare any stock dividend on, the outstanding shares of common stock unless all outstanding shares of common stock are subdivided or combined or the holders of common stock receive a proportionate dividend.

Restrictions on Ownership and Transfer

For us to comply with and have maximum business flexibility under the Federal Communications Laws (defined in our Certificate of Incorporation and including the Communications Act of 1934, as amended), and for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our Certificate of Incorporation contains restrictions on stock ownership and stock transfers. These ownership and transfer restrictions could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of the stockholders.

Federal Communications Laws Restrictions. Our Certificate of Incorporation permits us to restrict the ownership or proposed ownership of shares of our stock if that ownership or proposed ownership (i) is or could be inconsistent with, or in violation of, Federal Communications Laws (as defined in our Certificate of Incorporation); (ii) limits or impairs, or could limit or impair, our business activities or proposed business activities under the Federal Communications Laws; or (iii) subjects or could subject us to CFIUS Review (as defined in our Certificate of Incorporation) or to any provision of the Federal Communications Laws, including those requiring any review, authorization or approval, to which we would not be subject but for that ownership or proposed ownership, including, without limitation, Section 310 of the Communications Act and regulations relating to foreign ownership, multiple ownership or cross-ownership (clauses (i) through (iii) above are collectively referred to as FCC Regulatory Limitations). We reserve the right to require any person to whom a FCC Regulatory Limitation may apply to promptly furnish to us such information (including, without limitation, information with respect to the citizenship, other ownership interests and affiliations) as we may request. If such person fails to furnish all of the information we request, or we conclude that such person’s ownership or proposed ownership of our stock, or the exercise by such person of any rights of stock ownership in connection with our stock, may result in a FCC Regulatory Limitation, we reserve the right to:

•	refuse to permit the transfer of shares of our common stock and/or preferred stock to such person;

•	to the fullest extent permitted by law, suspend those rights of stock ownership the exercise of which may cause the FCC Regulatory Limitation;

•	require the conversion of any or all shares of our preferred stock held by such person into a number of shares of our common stock of equivalent value;

•	redeem the shares of our common stock and/or our preferred stock held by such person pursuant to the procedures set forth below; and/or

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exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such person, with a view toward obtaining the information or preventing or curing any situation that may cause a FCC Regulatory Limitation.

The following procedures apply to the redemption of such person’s shares of our common stock and/or preferred stock:

•	the redemption price of any redeemed shares of our common stock or preferred stock shall be the fair market value (as defined in our Certificate of Incorporation) of those shares;

•	the redemption price may be paid in cash or any other of our debt or equity securities or any combination thereof;

•

the board of directors in its sole discretion may decide to only redeem some (and not all) of such person’s shares, which may include the selection of the most recently purchased or acquired shares, selection by lot or selection by such other manner as the board of directors may determine;

•

we must provide at least 15 days’ prior written notice of the date on which we plan to effect the redemption (unless waived by such person); provided, that the redemption date may be the date on which written notice is given to such person if the cash (or any other of our debt or equity securities) necessary to effect the redemption has been deposited in trust for the benefit of such person and is subject to immediate withdrawal by such person upon surrender of the stock certificates for the redeemed shares;

•

from and after the date of the redemption, any and all rights relating to the redeemed shares shall cease and terminate and such person shall only possess the right to obtain cash (or such other of our debt or equity securities) payable upon the redemption; and

•	such other terms and conditions as the board of directors may determine.

REIT Restrictions. For us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities) during the last half of a taxable year. To ensure that these ownership requirements and other requirements for continued qualification as a REIT are met and to otherwise protect us from the consequences of a concentration of ownership among our stockholders, our Certificate of Incorporation contains provisions restricting the ownership or transfer of shares of our stock.

The relevant sections of our Certificate of Incorporation provide that, subject to the exceptions and the constructive ownership rules described below, no person (as defined in our Certificate of Incorporation) may beneficially or constructively own more than 9.8% in value of our aggregate outstanding stock, or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class or series of our stock. We refer to these restrictions as the “ownership limits.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned, actually or constructively, by a group of related individuals or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of our aggregate outstanding stock or less than 9.8% in value or number of our outstanding shares of any class or series of stock (including through the acquisition of an interest in an entity that owns, actually or constructively, any class or series of our stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of our aggregate outstanding stock or 9.8% in value or number of our outstanding shares of any class or series of stock.

In addition to the ownership limits, our Certificate of Incorporation prohibits any person from actually or constructively owning shares of our stock to the extent that such ownership would cause any of our income that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

The board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other REIT limits on ownership and transfer of our stock described above, and may establish a different limit on ownership for that person. However, the board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for an exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that the person’s beneficial or constructive ownership of our stock will not now or in the future jeopardize our ability to qualify as a REIT and must agree that any violation or attempted violation of those representations or undertakings (or other action that is contrary to the ownership limits and certain other REIT limits on ownership and transfer of our stock described above) will result in the shares of stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or United States Internal Revenue Service (“IRS”) ruling satisfactory to it with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or different limit on ownership.

In connection with the waiver of the ownership limits or at any other time, the board of directors may from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in our Certificate of Incorporation, result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of our aggregate outstanding stock or of the shares of a class or series of our stock, as applicable, is in excess of such decreased ownership limits until such time as that person’s percentage of our aggregate outstanding stock or of the shares of a class or series of stock, as applicable, equals or falls below the decreased ownership limits, but any further acquisition of shares of our stock or of a class or series of our stock, as applicable, in excess of such percentage ownership of shares of stock or of a class or series of stock will be in violation of the ownership limits.

Our Certificate of Incorporation further prohibits:

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any person from transferring shares of our stock if the transfer would result in our aggregate outstanding stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); and

•	any person from beneficially or constructively owning shares of our stock if that ownership would result in our failing to qualify as a REIT.

The foregoing provisions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Any person who acquires, or attempts or intends to acquire, beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to the transaction) and provide us with such other information as we may request in order to determine the effect, if any, of the transfer on our qualification as a REIT.

Pursuant to our Certificate of Incorporation, if there is any purported transfer of our stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the purported transferee. Any ordinary dividend paid to the purported transferee prior to our discovery that the shares had been automatically transferred to a trust as described above must be repaid to the trustee upon demand. Our Certificate of Incorporation also provides for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective for any reason, to prevent violation of the applicable restriction contained in our Certificate of Incorporation, the transfer of the excess shares will be automatically void and of no force or effect.

Shares of our stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other similar transaction), the market price on the day of the event and (ii) the market price on the date we accept, or our designee accepts, the offer. We have the right to accept the offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, and any ordinary dividends held by the trustee with respect to the stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, as soon as reasonably practicable (and, if the shares are listed on a national securities exchange, within 20 days) after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (e.g., in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any ordinary dividends that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any ordinary dividends held by the trustee with respect to such stock. In addition, if prior to discovery by us that shares of stock have been transferred to a trust, the shares of stock are sold by a purported transferee, then the shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of the shares that exceeds the amount that the purported transferee was entitled to receive as described above, the excess amount will be paid to the trustee upon demand. The purported transferee has no rights in the shares held by the trustee.

The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our Certificate of Incorporation. The trustee will also be entitled to reasonable compensation for services provided as determined by agreement between the trustee and the board of directors, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.

The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to the General Corporation Law of the State of Delaware (the “DGCL”), effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust.

However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of our stock set forth in our Certificate of Incorporation, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent the violation, including but not limited to, causing us to repurchase shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations promulgated thereunder) of the outstanding shares of any class or series of our stock, must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of our stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our stock, and any person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

As noted above, the rights, preferences and privileges of the holders of our common stock may be affected by the rights, preferences and privileges granted to holders of preferred stock. Because our board of directors will have the power to establish the preferences and rights of each series of preferred stock, it may afford the stockholders of any series of preferred stock preferences, powers and rights senior to the rights of holders of shares of our common stock that could have the effect of delaying, deferring or preventing a change in control of American Tower. See “Description of Preferred Stock” for more information about our preferred stock.

Certain Anti-Takeover Provisions

Delaware Business Combination Provisions

We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination or the transaction in which the stockholder became an interested stockholder is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years owned, 15% or more of the corporation’s voting stock.

Certain Provisions of our Certificate of Incorporation and By-Laws

Our By-Laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by, or at the direction of, our board of directors.

The proxy access provisions in our By-Laws permit a stockholder, or a group of up to 20 stockholders who have owned at least three percent (3%) of the voting power of outstanding American Tower common stock continuously for at least three (3) years, to nominate and include in our proxy materials, qualifying director nominees constituting up to 25% of our Board of Directors. To be timely, any proxy access notice must be delivered in writing to our secretary not less than 120 days and not more than 150 days prior to the first anniversary of the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 70 days from the one-year anniversary of the preceding year’s annual meeting, a stockholder’s notice must be received no later than the later of (a) the 120th day prior to such annual meeting and (b) the 10th day following the day on which notice of the date of such annual meeting was first publicly disclosed by us. The complete proxy access provisions for director nominations are set forth in our By-Laws.

These advance notice and proxy access procedures may impede stockholders’ ability to bring matters before a meeting of stockholders or make nominations for directors at a meeting of stockholders.

Our Certificate of Incorporation includes provisions eliminating the personal liability of our directors to the fullest extent permitted by the DGCL and indemnifying our directors and officers to the fullest extent permitted by the DGCL. The limitation of liability and indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. In addition, the value of investments in our securities may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our Certificate of Incorporation provides that any or all of the directors may be removed at any time, either with or without cause, by a vote of a majority of the shares outstanding and entitled to vote. This provision may delay or prevent our stockholders from removing incumbent directors.

The ownership and transfer restrictions contained in our Certificate of Incorporation, and described above, may have the effect of inhibiting or impeding a change in control.

Our Certificate of Incorporation and our By-Laws provide that our By-Laws may be altered, amended, changed or repealed by (i) the approval or consent of not less than a majority of the total outstanding shares of stock entitled to vote generally in the election of directors or (ii) a majority of the entire board of directors.

Certain Provisions of our Debt Obligations

Change of control and merger, consolidation and asset sale provisions in our indentures for our outstanding notes and loan agreements for our credit facilities may discourage a takeover attempt. These provisions may make acquiring us more difficult.

Listing of Common Stock

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “AMT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc., P.O. Box 505000, Louisville, KY 40233, (866) 201-5087.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our Certificate of Incorporation, the board of directors is empowered, without any approval of our stockholders, to issue shares of preferred stock in one or more series, to establish the number of shares in each series, and to fix the relative rights, preferences, powers, qualifications, limitations and restrictions of each such series. The prospectus supplement relating to any series of preferred stock we may offer will contain the specific terms of that series, including some or all of the following:

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whether the shares of the series are redeemable, and if so, the prices at which, and the terms and conditions on which, the shares may be redeemed, including the date or dates upon or after which the shares will be redeemable and the amount per share payable in case of redemption;

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whether shares of the series will be entitled to receive dividends or other distributions and, if so, the distribution rate on the shares, any restriction, limitation or condition upon the payment of the dividends or other distributions, whether dividends or other distributions will be cumulative, and the dates on which dividends or other distributions are payable;

•	any preferential amount payable upon shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of American Tower;

•	whether and the extent to which the series will be guaranteed;

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whether the shares of the series are convertible, or exchangeable for, shares of any other class or classes of stock or of any other series of stock, or any other securities of American Tower, and if so, the terms and conditions of such conversion or exchange, including price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	terms and conditions of the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting power, if any, of shares of the series; and

•	any other relative rights, preferences or limitations.

As of the date of this prospectus, we are authorized to issue up to twenty million (20,000,000) shares of preferred stock, par value $0.01 per share. Some of the provisions described in the section “Description of Common Stock—Restrictions on Ownership and Transfer” may also apply to any shares of preferred stock we issue.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms that will apply to any debt securities that we may offer pursuant to this prospectus and an applicable prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in the applicable prospectus supplement at the time of the offering. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement that applies to that series of debt securities.

In this section, the terms “we,” “our,” “us” and “American Tower” refer solely to American Tower Corporation (and not to any of its affiliates, including subsidiaries). As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness offered pursuant to this prospectus and an applicable prospectus supplement and authenticated by the relevant trustee and delivered under the applicable indenture.

We may issue senior debt securities under an indenture dated as of May 13, 2010 between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2010 Indenture”) or under indentures dated as of May 23, 2013 or June 4, 2019 between us and U.S. Bank National Association, as trustee (the “2013 Indenture” and the “2019 Indenture”, respectively). The 2010 Indenture, the 2013 Indenture and the 2019 Indenture are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. We may issue subordinated debt under a separate indenture to be entered into between us and U.S. Bank National Association, as trustee, as supplemented from time to time. This indenture, as supplemented, is referred to in this prospectus as the “Subordinated Indenture.” References to the “indenture” in this prospectus refer to the 2010 Indenture, the 2013 Indenture, the 2019 Indenture or the Subordinated Indenture, as applicable. References to the “trustee” in this prospectus refer to The Bank of New York Mellon Trust Company, N.A. when used in connection with the 2010 Indenture, and to U.S. Bank National Association when used in connection with the 2013 Indenture, the 2019 Indenture and the Subordinated Indenture. If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indenture and the debt securities, and indicated which material provisions will be described in an applicable prospectus supplement. For further information, you should read the indenture. The following summary is qualified in its entirety by the provisions of the indenture, including the provisions made part thereof by reference to the Trust Indenture Act of 1939, as amended.

General

The debt securities that we may offer under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be described in, or determined by action taken pursuant to, a resolution of our board of directors or a committee appointed by our board of directors or in a supplement to the indenture relating to that series.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the prospectus supplement, we may reopen a series, without the consent of the holders of the debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of that series, except for the date of original issuance and the offering price, and will be consolidated with, and form a single series with, those outstanding debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of the series;

•	any limit upon the aggregate principal amount of the series;

•	the date or dates on which each of the principal of and premium, if any, on the securities of the series is payable and the method of determination thereof;

•

the rate or rates at which the securities of the series will bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the interest payment dates on which any interest will be payable and the record date, if any;

•	the place or places where the principal of (and premium, if any) and interest, if any, on securities of the series will be payable;

•	the place or places where the securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, securities of the series may be redeemed, in whole or in part, at our option, if we are to have that option with respect to the applicable series;

•

our obligation, if any, to redeem or purchase securities of the series in whole or in part pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof and the period or periods within which, the price or prices at which, and the other terms and conditions upon which securities of the series will be redeemed or purchased, in whole or in part, pursuant to such an obligation;

•	if other than denominations of $2,000 and multiples of $1,000 thereafter, the denominations in which securities of the series are issuable;

•

if other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of principal of (and premium, if any) and interest, if any, on the securities of the series will or may be payable, or in which the securities of the series will be denominated, and the particular provisions applicable thereto;

•

if the payments of principal of (and premium, if any), or interest, if any, on the securities of the series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which the securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which the payments are to be made, the terms and conditions of the payments and the manner in which the exchange rate with respect to the payments will be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of (and premium, if any) and interest, if any, on the securities of the series will be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the securities of the series are denominated or designated to be payable), the index, formula or other method by which those amounts will be determined;

•	whether, and the terms and conditions upon which, the securities of the series may or must be converted into our securities or exchanged for our securities or those of another enterprise;

•

if other than the principal amount thereof, the portion of the principal amount of securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which that portion will be determined;

•

any modifications of or additions to the events of default or covenants with respect to securities of the series, or any modifications of or additions to subordination provisions with respect to the subordinated debt securities;

•	whether the securities of the series will be subject to legal defeasance or covenant defeasance as provided in the indenture;

•	if other than the trustee, the identity of the registrar and any paying agent;

•

if the securities of the series will be issued in whole or in part in global form, (i) the depositary for the global securities, (ii) the form of any legend that will be borne by the global securities, (iii) whether beneficial owners of interests in any securities of the series in global form may exchange those interests for certificated securities of that series and of like tenor of any authorized form and denomination and (iv) the circumstances under which any such exchange may occur; and

•	any other terms of the series.

Interest

Unless otherwise indicated in the applicable prospectus supplement, if any payment date with respect to debt securities falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Ranking

The senior debt securities will be our direct, unconditional, unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured senior obligations. However, the senior debt securities will be effectively junior to all of our secured obligations to the extent of the value of the assets securing those obligations. The debt securities will also be structurally subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. The subordinated debt securities will be our direct, unconditional, unsecured and subordinated obligations and will be junior in right of payment to our existing and future senior obligations. The extent of subordination of the subordinated debt securities will be described below under “–Additional Provisions Applicable to Subordinated Debt Securities – Subordination of Subordinated Debt Securities,” or as described in an accompanying prospectus supplement.

Covenants

Except as described below or in the prospectus supplement with respect to any series of debt securities, neither we nor our subsidiaries are restricted by the indenture from paying dividends or making distributions on our or their capital stock or purchasing or redeeming our or their capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, with certain exceptions, the indenture does not contain any covenants or other provisions that would limit our or our subsidiaries’ right to incur additional indebtedness or limit the amount of additional indebtedness, including senior or secured indebtedness that we can create, incur, assume or guarantee.

Unless otherwise indicated in the applicable prospectus supplement, covenants contained in the indenture will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting

The indenture provides that we will furnish to the trustee, within 30 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC, copies of our annual report and of the information, documents and other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The filing of the reports specified in Section 13 or 15(d) of the Exchange Act shall satisfy these reporting requirements. We will also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate or merge with or into, or sell or convey all or substantially all of our assets in any one transaction or series of related transactions to another person, unless:

•

either we are the resulting, surviving or transferee corporation, or our successor is a corporation organized under the laws of the United States, any state or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the indenture and all the debt securities; and

•	immediately after giving effect to the transaction, no default or event of default has occurred and is continuing.

The term “default” for the purpose of this provision means any event that is, or with the passage of time or the giving of notice or both would become, an event of default.

Except in the case of a lease of all or substantially all of our assets, the successor will be substituted for us in the indenture with the same effect as if it had been an original party to such indenture. Thereafter, the successor may exercise our rights and powers under the indenture.

Events of Default, Notice and Waiver

In the indenture, the term “event of default” with respect to debt securities of any series means any of the following:

•	failure by us to pay interest, if any, on the debt securities of that series for 30 days after the date payment is due and payable;

•	failure by us to pay principal of or premium, if any, on the debt securities of that series when due, at maturity, upon any redemption, by declaration or otherwise;

•	failure by us to comply with other covenants in the indenture or the debt securities of that series for 90 days after notice that compliance was required; and

•	certain events of bankruptcy or insolvency.

If an event of default (other than relating to certain events of bankruptcy or insolvency of us or breach of our reporting obligation) has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series may declare the entire principal of all the debt securities of the affected series to be due and payable immediately.

If an event of default relating to certain events of bankruptcy or insolvency of us occurs and is continuing, then the principal amount of all of the outstanding debt securities and any accrued interest thereon will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The holders of not less than a majority in aggregate principal amount of the debt securities of any series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the debt securities of that series, except a continuing default or event of default in the payment of principal of, or interest or premium, if any, on the debt securities of the affected series.

The indenture imposes limitations on suits brought by holders of debt securities of any series against us. Except for actions for payment of overdue principal or interest, no holder of a debt security of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of an event of default and the continuance of that event of default;

•	the holder or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•

such holder or holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee has not instituted the action within 60 days of the receipt of such notice, request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of that series.

We will be required to file annually with the trustee a certificate, signed by two officers of our company, stating whether or not the officers know of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Notwithstanding the foregoing, the sole remedy for any breach of our obligation under the indenture to file or furnish reports or other financial information pursuant to section 314(a)(1) of the Trust Indenture Act (or as otherwise required by the indenture) shall be the payment of liquidated damages, and the holders will not have any right under the indenture to accelerate the maturity of the debt securities of the affected series as a result of any such breach. If any such breach continues for 90 days after notice thereof is given in accordance with the indenture, we will pay liquidated damages to all the holders of the debt securities of that series at a rate per annum equal to 0.25% per annum of the principal amount of the debt securities of that series from the 90th day following such notice to but not including the date on which the event of default relating to the reporting obligations referred to in this paragraph shall have been cured or waived. The provisions of the indenture described in this paragraph will not affect the rights of the holders of the debt securities of any series in the event of the occurrence of any other event of default.

Modification and Waiver

Except as provided in the two succeeding paragraphs, the indenture provides that we and the trustee thereunder may, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities of that series), voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities of that series.

We and the trustee may amend or supplement the indenture or the debt securities of any series without the consent of any holder to:

•	secure the debt securities of any series;

•

evidence the assumption by a successor corporation of our obligations under the indenture and the debt securities of any series in the case of a merger, amalgamation, consolidation or sale of all or substantially all of our assets;

•	add covenant(s) or events of default(s) for the protection of the holders of all or any series of debt securities;

•

cure any ambiguity or correct any defect or inconsistency in the indenture or make any other provisions as we may deem necessary or desirable; provided, however, that no such provisions will materially adversely affect the interests of the holders of any debt securities;

•	evidence and provide for the acceptance of appointment by a successor trustee in accordance with the indenture;

•

provide for uncertificated debt securities in addition to, or in place of, certificated debt securities of any series in a manner that does not materially and adversely affect any holders of the debt securities of that series;

•

conform the text of the indenture or the debt securities of any series to any provision of this “Description of Debt Securities” or “Description of Securities” in the prospectus supplement for that series to the extent that the provision in that description was intended to be a verbatim recitation of a provision of the indenture or the debt securities of that series;

•	provide for the issuance of additional debt securities of any series in accordance with the limitations set forth in the indenture as of the date of the indenture;

•

make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the legal rights under the indenture of any such holder or any holder of a beneficial interest in the debt securities of that series;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	establish the form or terms of debt securities of any series as permitted by the indenture;

•	secure our obligations in respect of the debt securities of any series;

•

in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for that series, to provide for conversion rights, exchange rights and/or repurchase rights of holders of that series in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of the assets of us or our subsidiaries substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to that series;

•

in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for that series, provided that the increase will not adversely affect the interests of the holders of that series in any material respect; or

•	any other action to amend or supplement the indenture or the debt securities of any series as described in the prospectus supplement with respect to that series of debt securities.

We and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby:

•	change the final maturity of any debt security;

•	reduce the aggregate principal amount on any debt security;

•	reduce the rate or amend or modify the calculation, or time of payment, of interest, including defaulted interest on any debt security;

•

reduce or alter the method of computation of any amount payable on any debt security upon redemption, prepayment or purchase of any debt security or otherwise alter or waive any of the provisions with respect to the redemption of any debt security, or waive a redemption payment with respect to any debt security;

•	change the currency in which the principal of, or interest or premium, if any, on any debt security is payable;

•

impair the right to institute suit for the enforcement of any payment on any debt security when due, or otherwise make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of any debt security to receive payments of principal of, or premium, if any, or interest on any debt security;

•

modify the provisions of the indenture with respect to modification and waiver (including waiver of certain covenants, waiver of a default or event of default in respect of debt securities of any series), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder;

•

reduce the percentage of principal amount of outstanding debt securities of any series whose holders must consent to an amendment, supplement or waiver of the indenture or the debt securities of that series;

•	change the ranking provisions of the Subordinated Indenture in a manner adverse to the holders of debt securities issued thereunder in any material respect;

•

impair the rights of holders of debt securities of any series that are exchangeable or convertible to receive payment or delivery of any consideration due upon the conversion or exchange of the debt securities of that series; or

•

any other action to modify or amend the indenture or the debt securities of any series as may be described in the prospectus supplement with respect to that series of debt securities as requiring the consent of each holder affected thereby.

Defeasance

The indenture provides that we will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of the debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on those debt securities), upon the deposit with the applicable trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any, and interest, if any, on the debt securities of that series on the stated maturity date thereof in accordance with the terms of the indenture and the debt securities of that series. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel reasonably satisfactory to the trustee to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the IRS, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders. For the avoidance of doubt, such an opinion would require a change in current U.S. tax law.

We may also omit to comply with the restrictive covenants, if any, of any particular series of debt securities, other than our covenant to pay the amounts due and owing with respect to that series. Any such omission will not be an event of default with respect to the debt securities of that series, upon the deposit with the applicable trustee, in trust, of money and/or U.S. government obligations, which through the payment of interest and principal of the U.S. government obligations in accordance with their terms will provide money in an amount sufficient to pay any installment of principal and premium, if any, and interest, if any, on the debt securities of that series on the stated maturity date thereof in accordance with the terms of the indenture and the debt securities of that series. Our obligations under the indenture and the debt securities of that series other than with respect to those covenants will remain in full force and effect. Also, the establishment of such a trust will be conditioned on the delivery by us to the trustee of an opinion of counsel to the effect that such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to the holders.

Satisfaction and Discharge

At our option, we may satisfy and discharge the indenture with respect to the debt securities of any series (except for specified obligations of the trustee and ours, including, among others, the obligations to apply money held in trust) when:

•

either (a) all debt securities of that series previously authenticated under the indenture have been delivered to the trustee for cancellation or (b) all debt securities of that series not yet delivered to the trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise or (ii) will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders an amount sufficient to pay and discharge the entire indebtedness on debt securities of that series;

•

no default or event of default with respect to debt securities of that series has occurred or is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of any other instrument to which we are bound;

•	we have paid or caused to be paid all other sums payable by us under the indenture and any applicable supplemental indenture with respect to the debt securities of that series;

•

we have delivered irrevocable instructions to the trustee to apply the deposited funds toward the payment of securities of that series at the stated maturity date or the redemption date, as applicable; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture as to that series have been satisfied.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, premium or accrued and unpaid interest, if any, on debt securities remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of debt securities entitled to the money must look to us for payment, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Purchase and Cancellation

The registrar and paying agent will forward to the trustee any debt securities surrendered to them for transfer, exchange or payment, and the trustee will promptly cancel those debt securities in accordance with its customary procedures. We will not issue new debt securities to replace debt securities that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase debt securities in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any debt securities we purchase in this manner; provided that we not reissue or resell those debt securities if upon reissuance or resale, they would constitute “restricted securities” within the meaning of Rule 144 under the Securities Act. Debt securities surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Debt Securities

We will replace mutilated, lost, destroyed or stolen debt securities at the holder’s expense upon delivery to the trustee of the mutilated debt securities or evidence of the loss, destruction or theft of the debt securities satisfactory to the trustee and us. In the case of a lost, destroyed or stolen debt security, we or the trustee may require, at the expense of the holder, indemnity satisfactory to us and the trustee.

Book-Entry Issuance

Unless otherwise specified in the applicable prospectus supplement, our debt securities will be book-entry securities that are cleared and settled through the Depositary Trust Company (the “DTC”), a securities depositary. Upon issuance, unless otherwise specified in the applicable prospectus supplement, all book-entry securities of the same series will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of any such securities and will be considered the sole owner of the securities.

Purchasers may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary – a bank, brokerage house or other institution that maintains securities accounts for customers – that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates. The laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

Unless otherwise specified in the prospectus supplement with respect to a series of debt securities, the beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive or paper securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we are unable to find a qualified replacement for DTC within 90 days;

•	at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and we are unable to find a qualified replacement for DTC within 90 days;

•	We in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	An event of default has occurred and is continuing under the indenture, and a holder of the securities has requested definitive securities.

Any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form with the same terms, and in the case of debt securities, in an equal aggregate principal amount in denominations of $2,000 and whole multiples of $1,000 (unless otherwise specified in the prospectus supplement). Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

In this prospectus and the applicable prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the 2010 Indenture. U.S. Bank National Association is the trustee under the 2013 Indenture and the 2019 Indenture.

Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The holders of a majority in principal amount of the then outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Pursuant and subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with us; however, if the trustee acquires any conflicting interest, it would be required to eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The Bank of New York Mellon Trust Company, N.A. is also the trustee under certain indentures under which our senior debt securities have been issued as well as the trustee under the indenture related to our securitization transaction completed in May 2015. U.S. Bank National Association is also the trustee under the trust and servicing agreement, as amended, related to our securitization transactions completed in March 2013 and March 2018.

No individual liability of directors, officers, employees, incorporators, stockholders or agents

The indenture provides that none of our past, present or future directors, officers, employees, incorporators, stockholders or agents in their capacity as such will have any liability for any of our obligations under the debt securities of any series or the indenture. Each holder of debt securities of any series by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing law

The indenture is and the debt securities of each series will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Provisions Applicable to Subordinated Debt Securities

General

The subordinated debt securities will be our unsecured obligations under the Subordinated Indenture and will be subordinate in right of payment to certain other indebtedness as described below under “Subordination of Subordinated Debt Securities” or in the applicable prospectus supplement. The subordinated debt securities will be effectively subordinated to all of our secured debt, to the extent of the value of the assets securing that debt.

Subordination of Subordinated Debt Securities

Payments on the subordinated debt securities will, as described in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash or cash equivalents, of all of our existing and future senior debt. As a result, the subordinated debt securities will be contractually subordinated to all of our senior debt and effectively subordinated to all debt and other obligations of our subsidiaries.

“Senior debt” is defined in the Subordinated Indenture as, with respect to any “person” (as defined in the Subordinated Indenture), the principal of (and premium, if any) and interest on any indebtedness, whether outstanding at the date of the Subordinated Indenture or thereafter created or incurred, which is for:

•	money borrowed by such person;

•	securities, notes, debentures, bonds or other similar instruments issued by such person;

•

obligations of such person evidencing the purchase price of property by such person or a subsidiary of such person, all conditional sale obligations of such person and all obligations of such person under any conditional sale or title retention agreement other than trade accounts payable in the ordinary course of business;

•	obligations, contingent or otherwise, of such person in respect of any letters of credit, bankers’ acceptance, security purchase facilities or similar credit transactions;

•

obligations in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	obligations in respect of any factoring, securitization, sale of receivables or similar transaction;

•	money borrowed by or obligations described in the six preceding bullet points of others and assumed or guaranteed by such person;

•	obligations under performance guarantees, support agreements and other agreements in the nature thereof relating to the obligations of any subsidiary of such person;

•

renewals, extensions, refundings, amendments and modifications of any indebtedness of the kind described in the eight preceding bullet points or of the instruments creating or evidencing the indebtedness, unless, in each case, by the terms of the instrument creating or evidencing the indebtedness or the renewal, extension, refunding, amendment and modification, it is provided that the indebtedness is not senior in right of payment to the subordinated debt securities; and

•	obligations of the type referred to in the preceding bullet points of others secured by a lien on the property or asset of such person.

Unless otherwise specified in the applicable prospectus supplement for a particular series of subordinated debt securities, in the event of any distribution of our assets upon dissolution, winding up, liquidation or reorganization, the holders of senior debt shall first be paid in full in respect of principal, premium (if any) and interest before any such payments are made on account of the subordinated debt securities. In addition, in the event that (1) the subordinated debt securities are declared due and payable because of an event of default (other than under the circumstances described in the preceding sentence) and (2) any default has occurred and is continuing in the payment of principal, premium (if any), sinking funds or interest on any senior debt, then no payment shall be made on account of principal, premium (if any), sinking funds or interest on the subordinated debt securities until all such payments due in respect of the senior debt have been paid in full.

By reason of the subordination provisions described above, in the event of liquidation or insolvency, any of our creditors who are not holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than holders of the subordinated debt securities.

Deferral of Interest Payments

The terms upon which we may defer payments of interest on subordinated debt securities of any series will be set forth in the relevant prospectus supplement and, to the extent necessary, in the supplemental indenture relating to that series. If any such terms are provided for, an interest payment properly deferred will not constitute a default in the payment of interest.

DESCRIPTION OF DEPOSITARY SHARES

We may issue fractional interests in shares of common or preferred stock, rather than shares of common or preferred stock, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the United States) to issue receipts for depositary shares, each of which will represent a fractional interest in a share of common or preferred stock. The shares of common or preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The prospectus supplement will include the name and address of the depositary.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in a related prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The purchase contracts may be issued separately or as part of purchase units consisting of a purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock, preferred stock, depository shares or other security or property under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the purchase contracts.

The securities related to the purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of purchase contracts to purchase the underlying security or property under the related purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement.

DESCRIPTION OF UNITS

We may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such of our securities (but not securities of third parties), as specified in a related prospectus supplement.

LEGAL OWNERSHIP

In this prospectus and in any applicable prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the holder actually will be a broker, bank or other financial institution or, in the case of a global security, the depositary. Our obligations, as well as the obligations of the trustee, any transfer agent, any registrar and any third parties employed by us, the trustee, any transfer agent and any registrar, run only to persons who are registered as holders of our securities, except as may be specifically provided for in the contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Holding securities in accounts at banks, brokers or other financial institutions is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they legally are required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any applicable prospectus supplement actually will apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement that applies to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	How it handles payments and notices with respect to the securities;

•	Whether it imposes fees or charges;

•	How it handles voting, if applicable;

•	How and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	Whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	How it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time, in one or more transactions, by a variety of methods, including the following:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods of sale.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATED TO OUR QUALIFICATION AND TAXATION AS A REIT

The following summary of U.S. federal income tax considerations is based on existing law, and is limited to our qualification and taxation as a REIT. The opinion of our tax counsel, Sullivan & Worcester LLP, attached hereto as Exhibit 8.1 addresses our qualification and taxation as a REIT since January 1, 2012, as set forth in this summary. For a discussion of U.S. federal income tax considerations that may be relevant to persons considering the purchase of our stock covered by this prospectus, please see the section entitled “Material U.S. Federal Income Tax Considerations Relevant to Holders of Our Stock” beginning on page 43. For a discussion of U.S. federal income tax considerations that may be relevant to persons considering the purchase of our debt securities covered by this prospectus, please see the section entitled “Material U.S. Federal Income Tax Considerations Relevant to Holders of Our Debt Securities” beginning on page 51.

The sections of the Code that govern the federal income tax qualification and treatment of a REIT are complex. This section contains a summary of applicable Code provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. We have received private letter rulings from the IRS with respect to some but not all of the matters described in this summary, but we cannot assure you that the IRS or a court will agree with all of the statements made in this summary. The IRS could, for example, take a different position from that described in this summary with respect to our assets, acquisitions, operations, valuations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter rulings issued to us; furthermore, while private letter rulings from the IRS generally are binding on the IRS, we and our tax counsel cannot rely on the private letter rulings if applicable law has changed or if the factual representations, assumptions or undertakings made in our letter ruling requests to the IRS are untrue or incomplete in any material respect. If successful, IRS challenges could result in significant tax liabilities for applicable parties. In addition, this summary is not exhaustive of all possible tax consequences related to our qualification and taxation as a REIT, and does not discuss any estate, gift, state, local or foreign tax consequences. For all these reasons, we urge any holder of or prospective acquiror of our securities to consult their own tax advisor about the federal income tax and other tax consequences of our qualification and taxation as a REIT. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Taxation as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our 2012 taxable year. Our REIT election, assuming continuing compliance with the then applicable qualification tests, has continued and will continue in effect for subsequent taxable years. Although no assurance can be given, we believe that from and after our 2012 taxable year we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified us and will continue to qualify us to be taxed as a REIT under the Code.

Our tax counsel, Sullivan & Worcester LLP, is of the opinion that, subject to the discussion below, we have been organized and have qualified for taxation as a REIT under the Code for our 2012 through 2018 taxable years, and that our current and anticipated investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Our tax counsel’s opinions are conditioned upon the assumption that our Certificate of Incorporation, communications site licenses and all other applicable legal documents to which we have been or are a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this prospectus, upon the accuracy and completeness of the factual matters provided to us and to our tax counsel by accountants and appraisers, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, upon representations made by us to the IRS in connection with those rulings, and upon other representations made by us to our tax counsel as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a description or representation is inaccurate or incomplete, our tax counsel’s opinions may be adversely affected and may not be relied upon. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us regarding the continuing accuracy of the matters in this summary. Any opinion of Sullivan & Worcester LLP will be expressed as of the date issued. Our tax counsel will have no obligation to advise us or holders of our securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of our tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our tax counsel.

Our continued qualification and taxation as a REIT will depend upon our compliance with various qualification tests imposed under the Code and summarized below. Our ability to satisfy the REIT asset tests will depend in part upon our board of directors’ good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. In particular, we periodically explore and occasionally consummate merger and acquisition opportunities, and any consummated transaction would have to be structured to manage successfully the REIT income, asset and distribution tests given the particular size, timing and type of transaction. While we believe that we have satisfied and will satisfy these tests, our tax counsel does not review compliance with these tests on a continuing basis. If we fail to qualify for taxation as a REIT in any year or terminate or revoke our REIT election, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the Code (a “C corporation”), and our stockholders will be taxed like stockholders of regular C corporations, meaning that federal income tax generally will be applied at both the corporate and stockholder levels. In this event, we could be subject to significant tax liabilities, and the amount of cash available for payment or distribution to our securityholders could be reduced or eliminated.

As a REIT, we generally are not subject to federal income tax on our net income distributed as dividends to our stockholders. Distributions to our stockholders generally are included in our stockholders’ income as dividends to the extent of our available current or accumulated earnings and profits. Our current or accumulated earnings and profits generally are allocated first to distributions made on our outstanding preferred stock, if any, and thereafter to distributions made on our common stock. For all these purposes, our distributions include cash distributions, any in kind distributions of property that we might make, and deemed or constructive distributions resulting from capital market activities (such as some redemptions), as described below.

Notwithstanding our qualification for taxation as a REIT and the fact that we generally will not pay federal income tax on amounts we distribute to our stockholders, we may still be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate income tax rates on any undistributed “real estate investment trust taxable income”;

•

If we have net income from the disposition of “foreclosure property,” as described in Section 856(e) of the Code, that is held primarily for sale to customers in the ordinary course of a trade or business or other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate income tax rate;

•

If we have net income from “prohibited transactions”—that is, dispositions at a gain of inventory or property held primarily for sale to customers in the ordinary course of a trade or business other than dispositions of foreclosure property and other than dispositions excepted by statutory safe harbors—we will be subject to tax on this income at a 100% rate;

•

If we fail to satisfy the 75% gross income test or the 95% gross income test described below but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to tax at a 100% rate on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income;

•

If we fail to satisfy the REIT requirements described below but nonetheless maintain our qualification for taxation as a REIT because of specified exceptions or cure provisions, we may be subject to a tax of at least $50,000 per failure. In the case of certain REIT asset test failures, the tax will be the greater of $50,000 per failure or the highest regular corporate income tax rate multiplied by the net income generated by the nonqualifying assets;

•

If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed;

•

If we acquire a REIT asset where our adjusted tax basis in the asset is determined by reference to its adjusted tax basis in the hands of a C corporation, and we later dispose of that asset within five years of the acquisition, we will generally pay tax at the highest regular corporate income tax rate on the lesser of (i) the excess of the fair market value of the asset over the C corporation’s adjusted tax basis in the asset each on the date the asset ceased to be owned by the C corporation, and (ii) the gain we recognize in the disposition;

•

If we acquire a corporation in a transaction where we succeed to its tax attributes or if we liquidate a domestic taxable REIT subsidiary, as defined by Section 856(l) of the Code (“TRS”), then to preserve our qualification for taxation as a REIT we must generally distribute inherited C corporation earnings and profits, if any, by the end of our taxable year in which the acquisition or liquidation occurs. However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution; and

•

Our subsidiaries that are C corporations, including our TRSs, generally will be required to pay federal corporate income tax on their earnings, and a 100% tax may be imposed on any transaction between us and one of our TRSs that does not reflect arm’s length terms.

Other countries may impose taxes on our and our subsidiaries’ and partnerships’ assets and operations within their jurisdictions. As a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

If we fail to qualify for taxation as a REIT in any year or terminate or revoke our REIT election, then we will be subject to federal income tax in the same manner as a regular C corporation. In addition, we generally will be disqualified from taxation as a REIT for the four taxable years following the taxable year in which the termination of our REIT status is effective. Relief provisions under the Code may allow us to continue to qualify for taxation as a REIT even if we fail to comply with various REIT requirements, all as described in more detail below. However, it is impossible to state whether in any particular circumstance we would be entitled to the benefit of these relief provisions.

REIT Qualification Requirements

General Requirements. Section 856(a) of the Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable, but for Sections 856 through 859 of the Code, as a domestic C corporation;

(4)	that is not a financial institution or an insurance company subject to special provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

that is not “closely held,” meaning that during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Although we cannot be sure, we believe that we have met conditions (1) through (7) during each of the requisite periods ending on or before the close of our most recently completed taxable year, and that we will continue to meet these conditions in our current and future taxable years.

To help comply with condition (6), our Certificate of Incorporation restricts transfers of our stock that would otherwise result in concentrated ownership positions. In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our outstanding stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6). Accordingly, we have complied and will continue to comply with these regulations, including by requesting annually from record holders of significant percentages of our stock information regarding the ownership of our stock. A stockholder that fails or refuses to comply with the request is required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our stock and other information.

The Code provides that we will not automatically fail to qualify for taxation as a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect. Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification. This relief provision may apply to a failure of the applicable conditions even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Our Wholly Owned Subsidiaries and Our Investments Through Partnerships. Except in respect of TRSs as described below, Section 856(i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation for federal income tax purposes. The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT’s. We believe that each of our direct and indirect wholly owned subsidiaries, other than the TRSs described below (and entities owned in whole or in part by the TRSs), will be either a qualified REIT subsidiary within the meaning of Section 856(i)(2) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the Code (each such entity referred to as a “QRS”). Thus, in applying all of the REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our QRSs are treated as ours, and our investment in the stock and other securities of such QRSs will be disregarded.

We have invested and may in the future invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes, including limited or general partnerships, limited liability companies or foreign entities. In the case of a REIT that is a partner in a partnership, Treasury regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets described below, the REIT is generally deemed to own its proportionate share, based on respective capital interests, of the income and assets of the partnership. In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT. In contrast, for purposes of the distribution requirements described below, a REIT must take into account as a partner its share of the partnership’s income as determined under the general federal income tax rules governing partners and partnerships under Subchapter K of the Code.

Subsidiary REITs. We have invested and may invest in real estate through one or more entities that are intended to qualify for taxation as REITs. Our subsidiary REITs generally have been and will be subject to the various REIT qualification requirements and other limitations described in this summary or that are otherwise applicable. If one of our subsidiary REITs were to fail to qualify for taxation as a REIT, then (a) the subsidiary REIT would become subject to U.S. corporate income tax as a regular C corporation, as described above, and (b) our ownership of shares in the subsidiary REIT would cease to be a qualifying real estate asset for purposes of the tests described under “—Asset Tests” below. If a subsidiary REIT were to fail to qualify for taxation as a REIT, it could thus jeopardize our own ability to satisfy our REIT qualification requirements. We do not expect that the foregoing REIT asset tests would be violated if the subsidiary were treated as a TRS pursuant to a valid TRS election. Accordingly, we have made and expect to make protective TRS elections with respect to our subsidiary REITs and may implement other protective arrangements intended to avoid a cascading REIT failure if any of our intended subsidiary REITs were not to qualify for taxation as a REIT, but there can be no assurance that such protective elections and other arrangements will be effective to avoid or mitigate the resulting adverse consequences to us.

Taxable REIT Subsidiaries. As a REIT, we are permitted to own any or all of the securities of a TRS, provided that no more than 20% (25% before our 2018 taxable year) of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or other securities of our TRSs. Very generally, a TRS is a subsidiary corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with its affiliated REIT to be treated as a TRS. We have made significant loans to our TRSs secured by towers, tower sites, or other interests in real property and have received a private letter ruling from the IRS that such loans will not be treated as a security for purposes of this TRS ownership limitation. Our ownership of stock and other securities in our TRSs is exempt from the 5% asset test, the 10% vote test and the 10% value test described below.

In addition, any corporation (other than a REIT) in which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities is automatically a TRS. Subject to the discussion below, we believe that we and each of our TRSs have complied with, and will continue to comply with, the requirements for TRS status at all times during which we intend for the subsidiary’s TRS election to be in effect, and we believe that the same will be true for any TRS that we later form or acquire.

As described below, TRSs can perform services for our tenants without disqualifying the rents we receive from those tenants under the 75% gross income test or the 95% gross income test described below. Moreover, because our TRSs are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary. Therefore, our TRSs may generally conduct activities that would be treated as prohibited transactions or would give rise to nonqualified income if conducted by us directly.

Restrictions and sanctions are imposed on TRSs and their affiliated REITs to ensure that the TRSs will be subject to an appropriate level of federal income taxation. For example, if a TRS pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm’s length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment. Further, if in comparison to an arm’s length transaction, a third-party tenant has overpaid rent or related service charges to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of the third-party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS. Based on our transfer pricing analyses and policies, we believe that our TRSs have received and will continue to receive at least arm’s length compensation from our tenants or from us for the services they provide to our tenants or us. There can be no assurance that arrangements involving our TRSs will not result in the imposition of one or more of these restrictions or sanctions, but we do not believe that we or our TRSs are or will be subject to these impositions.

Our Assets as Real Property. Treasury regulations define “real property” for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures, including items which are structural components of such buildings or structures, and including interests in real property. The term “real property” includes both property located within and outside of the United States. Local law definitions are not controlling as to what constitutes “real property.” We received private letter rulings from the IRS, which are consistent with subsequently finalized Treasury regulations, that for purposes of Section 856 of the Code our real property and interests in real property include both (a) our towers and the sites on which they are located (including any fencing, shelters and permanently installed backup generators) and (b) our intangible assets (including goodwill) derived from our real property rental businesses. Accordingly, we believe that all or substantially all of our towers and the sites on which they are located (including any fencing, shelters and permanently installed backup generators), as well as the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our tower rental and other real property rental businesses, generally are and will remain real property or interests in real property for purposes of Section 856 of the Code.

Further, although there can be no assurance in this regard, we believe that our loans that are intended to be mortgages on real property for purposes of the REIT income and asset tests described below have in fact so qualified and will continue to qualify, to the extent that those loans are directly secured by real property or are indirectly and ultimately secured by real property pursuant to IRS guidance articulated in Revenue Ruling 80-280.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification for taxation as a REIT. First, at least 75% of our gross income for each taxable year must be derived from investments relating to real property, including “rents from real property” within the meaning of Section 856(d) of the Code, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property, gain from the sale or other disposition of real property (including specified ancillary personal property treated as real property under the Code), or dividends on and gain from the sale or disposition of shares in other REITs (but excluding in all cases any gains subject to the 100% tax on prohibited transactions). When we receive new capital in exchange for our stock or in a public offering of our five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test. Second, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, amounts described under Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(2) of the Code on account of either an IRS private letter ruling issued to us or administrative guidance, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business, income and gain from specified “hedging transactions” that are clearly and timely identified as such, and income from the repurchase or discharge of indebtedness is excluded from both the numerator and the denominator in both gross income tests. In addition, specified foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.

Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance that we will be successful in this regard.

In order to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, several requirements must be met:

•

The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales. With respect to various obligations of ours that we pass through to our tenants, such as ground rents and property taxes, the passed-through amounts paid by our tenants are generally considered additional rental income received by us. We have received a private letter ruling from the IRS to the effect that, so long as the passed-through amounts are actually paid over to our own obligees, otherwise qualifying amounts we receive from our tenants that include passed-through amounts will be treated in full as qualifying under the 75% and 95% gross income tests, even if the passed-through amounts are based on income or profits from the property.

•

Rents generally do not qualify if the REIT owns 10% or more by vote or value of stock of the tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), whether directly or after application of attribution rules. We generally do not intend to lease or license property to any party if rents from that property would not qualify as “rents from real property,” but application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control. Our Certificate of Incorporation generally disallows transfers or purported acquisitions, directly or by attribution, of our stock to the extent necessary to maintain our qualification for taxation as a REIT under the Code, but there can be no assurance that these restrictions will be effective.

•

There is a limited exception to the above prohibition on earning “rents from real property” from a 10% affiliated tenant where the tenant is a TRS. If at least 90% of the leased/licensed space of a property is leased/licensed to tenants other than TRSs and 10% affiliated tenants, and if the TRS’s rent to the REIT for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property, then otherwise qualifying rents paid by the TRS to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants. At some of our tower sites, we may license space to a TRS so that, for example, the TRS can operate a backhaul antenna or other asset. In any such instance, we expect the total rents we receive from leasing/licensing space to our TRSs will qualify for the limited rental exception to a TRS.

•

In order for rents to qualify, a REIT generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom it derives no income or through one of its TRSs. There is an exception to this rule permitting a REIT to perform customary management and tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of “unrelated business taxable income” as defined in Section 512(b)(3) of the Code (“UBTI”). In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as “rents from real property” as long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

•

If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as “rents from real property”; if this 15% threshold is exceeded, then the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.

•

In addition, “rents from real property” includes both charges we receive for services customarily rendered in connection with the rental of comparable real property in the same geographic area, as well as, in the opinion of our tax counsel, Sullivan & Worcester LLP, charges we receive for services provided by our TRSs that are not geographically customary whether or not the charges are separately stated. We believe that our revenues from TRS-provided services qualify as “rents from real property” for one or both of these reasons.

With respect to many of the services we render at our tower sites and other facilities, we believe that these services have been and are of the type that are usually or customarily performed in connection with the rental of tower space and other real property in the relevant geographic areas and that can be performed by a tax-exempt organization without generating UBTI, and that these services thus satisfy both customary standards above so that we may provide them without utilizing a TRS. Therefore, we believe that our provision of these customary services has not and will not cause rents and customary services revenues received with respect to our properties to fail to qualify as “rents from real property.” Impermissible tenant services at tower sites and other facilities generally have been and are expected to be provided by one or more independent contractors or TRSs under appropriate arrangements in order to avoid jeopardizing the qualification of our rental and related services revenues as “rents from real property.” If, contrary to our expectation, the IRS or a court were to determine that one or more services we provide to our tenants directly (and not through an independent contractor or a TRS) constitute impermissible tenant services, and that the amount of gross receipts we receive that is attributable to the provision of such services during a taxable year at a site or facility exceeds 1% of all gross receipts we received or accrued during such taxable year with respect to that site, then all of the rents from that site or facility for such taxable year will be nonqualifying income for purposes of the 75% and 95% gross income tests. Although rents at any one site or facility are generally immaterial to our compliance with the 75% and 95% gross income tests, a finding by the IRS or a court of sufficient impermissible tenant services at a large number of sites or facilities could possibly jeopardize our ability to comply with the 95% gross income test, and in an extreme case possibly even with our ability to comply with the 75% gross income test. Under those circumstances, however, we expect that we would qualify for the gross income tests’ relief provision described below, and thereby would preserve our qualification for taxation as a REIT; however, the penalty taxes associated with this relief could be material.

In applying the above criteria, each lease or license of space is evaluated separately from each other lease or license, except that the 1% threshold for impermissible tenant services is applied on a site-by-site basis, as described above. For purposes of Section 856 of the Code, we believe that each site license under our master license agreements may be tested separately from each other site license under the above criteria, and we have received a private letter ruling from the IRS to that effect.

With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in applicable local currencies. Accordingly, for federal income tax purposes, including presumably the 75% and 95% gross income tests summarized above, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into U.S. dollars at appropriate exchange rates as necessary. On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, we believe that the foreign exchange gains we recognize from repatriation generally will constitute “real estate foreign exchange gains” under Section 856(n)(2) of the Code, and will thus be excluded from the 75% and 95% gross income tests summarized above.

In addition, when we own interests in entities that are “controlled foreign corporations” for federal income tax purposes (“CFCs”), we are deemed to receive our allocable share of certain income (referred to as “Subpart F Income”) earned by such CFCs whether or not that income is actually distributed to us. Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business. Rents from real property are generally treated as earned in an active trade or business if the landlord/licensor regularly performs active and substantial management and operational functions with respect to the property while it is leased or licensed, but only if such activities are performed through the landlord/licensor’s own officers or staff of employees. We believe that our CFCs generally satisfy this active rental exception, and accordingly we have not recognized and do not expect to recognize material amounts of Subpart F Income. Further, beginning with our 2018 taxable year we must include in gross income the “global intangible low-taxed income” in respect of our CFCs. Pursuant to administrative guidance from the IRS, our “global intangible low-taxed income” and any Subpart F Income we recognize qualifies under the 95% gross income test. However, we do not believe that our “global intangible low-taxed income” or our Subpart F Income qualifies under the 75% gross income test.

Other than sales of foreclosure property, any gain that we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business, together known as dealer gains, may be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. The 100% tax does not apply to gains from the sale of property that is held through a TRS, although such income will be subject to tax in the hands of the TRS at regular corporate income tax rates; we may therefore utilize our TRSs in transactions in which we might otherwise recognize dealer gains. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding each particular transaction. Sections 857(b)(6)(C) and (E) of the Code provide safe harbors pursuant to which limited sales of real property held for at least two years and meeting specified additional requirements will not be treated as prohibited transactions. However, compliance with the safe harbors is not always achievable in practice. We attempt to structure our activities to avoid transactions that are prohibited transactions, or otherwise conduct such activities through TRSs; but, there can be no assurance as to whether the IRS might successfully assert that one or more of our dispositions is subject to the 100% penalty tax.

We believe that any gain from dispositions of assets that we have made, or that we might make in the future, including through any partnerships, will generally qualify as income that satisfies the 75% and 95% gross income tests, and will not be dealer gains or subject to the 100% penalty tax. This is because our general intent has been and is to: (a) own and use our assets with a view to long-term income production and capital appreciation; (b) engage in the business of developing, owning, leasing and managing our existing towers and other properties and acquiring, developing, owning, leasing and managing new towers and properties; and (c) make occasional dispositions of our assets consistent with our long-term ownership objectives.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test in any taxable year, we may nevertheless qualify for taxation as a REIT for that year if we satisfy the following requirements: (a) our failure to meet the test is due to reasonable cause and not due to willful neglect; and (b) after we identify the failure, we file a schedule describing each item of our gross income included in the 75% gross income test or the 95% gross income test for that taxable year. Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% gross income test or the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year. This relief provision may apply to a failure of the applicable income tests even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% gross income tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Asset Tests. At the close of each calendar quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify for taxation as a REIT for federal income tax purposes:

•

At least 75% of the value of our total assets must consist of “real estate assets,” defined as real property (including interests in real property and interests in mortgages on real property or on interests in real property), ancillary personal property to the extent that rents attributable to such personal property are treated as rents from real property in accordance with the rules described above, cash and cash items, shares in other REITs, debt instruments issued by “publicly offered REITs” as defined in Section 562(c)(2) of the Code, government securities and temporary investments of new capital (that is, any stock or debt instrument that we hold that is attributable to any amount received by us (a) in exchange for our stock or (b) in a public offering of our five-year or longer debt instruments, but in each case only for the one-year period commencing with our receipt of the new capital).

•	Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

•

Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets. In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless the securities are “straight debt” securities or otherwise excepted as described below. Our stock and other securities in a TRS are exempted from these 5% and 10% asset tests.

•	Not more than 20% (25% before our 2018 taxable year) of the value of our total assets may be represented by stock or other securities of our TRSs.

•	Not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the Code.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, our investments in the equity or debt of a TRS of ours, to the extent that and during the period in which they qualify as temporary investments of new capital, will be treated as real estate assets, and not as securities, for purposes of the above REIT asset tests.

Consistent with a private letter ruling we have received from the IRS and subsequently finalized Treasury regulations, we have developed, and our board of directors has adopted and utilized, a valuation model that determines the portions of our intangible assets that are derived from and inseparable from our real property and our rental businesses. For purposes of the above REIT asset tests, the fair market values of our assets are as determined by our board of directors in good faith.

The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT. After a REIT meets the asset tests at the close of any quarter, it will not lose its qualification for taxation as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets, including if the fluctuations are caused by changes in the foreign currency exchange rate used to value any foreign assets. This grandfathering rule may be of limited benefit to a REIT such as us that makes periodic acquisitions of both qualifying and nonqualifying REIT assets. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

In addition, if we fail the 5% asset test, the 10% vote test or the 10% value test at the close of any quarter and we do not cure such failure within 30 days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is de minimis and (b) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% asset test, the 10% vote test and the 10% value test. For purposes of this relief provision, the failure will be de minimis if the value of the assets causing the failure does not exceed $10,000,000. If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify for taxation as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest regular corporate income tax rate imposed on the net income generated by the assets causing the failure during the period of the failure, and (d) within 6 months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests. These relief provisions may apply to a failure of the applicable asset tests even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) “straight debt” securities, (b) specified rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay “rents from real property,” (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT. In addition, any debt instrument issued by an entity classified as a partnership for federal income tax purposes, and not otherwise excepted from the definition of a security for purposes of the above safe harbor, will not be treated as a security for purposes of the 10% value test if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test.

We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests, and intend to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter or within the six month periods described above.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the REIT asset tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Annual Distribution Requirements. In order to qualify for taxation as a REIT under the Code, we are required to make annual distributions other than capital gain dividends to our stockholders in an amount at least equal to the excess of:

(1)	the sum of 90% of our “real estate investment trust taxable income” and 90% of our net income after tax, if any, from property received in foreclosure, over

(2)

the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our “real estate investment trust taxable income.”

For these purposes, our “real estate investment trust taxable income” is as defined under Section 857 of the Code and is computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate-level income taxes that we pay (e.g., taxes on built-in gains).

The Code generally limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to specified exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to that year’s 30% limitation. Provided a taxpayer makes an election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, acquisition, conversion, rental, operation, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. When this election is made, specified depreciable real property (including specified improvements) held by the electing real property trade or business must be depreciated under the alternative depreciation system under the Code, which generally imposes longer class lives. However, the depreciation class lives for towers are not affected by this requirement. Legislative history and proposed Treasury regulations indicate that a real property trade or business includes a trade or business conducted by a REIT. We intend to make an election to be treated as a real property trade or business and accordingly do not expect the foregoing interest deduction limitations to materially impact us or the calculation of our real estate investment trust taxable income.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. If a dividend is declared in October, November or December to stockholders of record during one of those months and is paid during the following January, then for federal income tax purposes such dividend will be treated as having been both paid and received on December 31 of the prior taxable year.

The 90% distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below. To the extent that we do not distribute all of our net capital gain and all of our “real estate investment trust taxable income,” as adjusted, we will be subject to federal income tax at corporate income tax rates on undistributed amounts to the extent not offset by our available net operating loss carryovers. If we fail to declare and pay dividends during each calendar year equal to at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed, plus (ii) the amounts of income we retained and on which we have paid corporate income tax.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to stockholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements and our dividends paid deduction, it will be treated as an additional distribution to the stockholders receiving it in the year such dividend is paid.

In addition to the other distribution requirements above, to preserve our qualification for taxation as a REIT we are required to timely distribute all C corporation earnings and profits that we inherit from acquired corporations, as described below.

Acquisitions of C Corporations

From and after our first taxable year as a REIT, we have engaged and may in the future engage in transactions where we acquire all of the outstanding stock of a C corporation. Except to the extent we have made or do make an applicable TRS election, each of our acquired entities and their various wholly owned corporate and noncorporate subsidiaries generally became or will become our QRSs. Thus, after such acquisitions, all assets, liabilities and items of income, deduction and credit of the acquired and then disregarded entities have been and will be treated as ours for purposes of the various REIT qualification tests described above. In addition, we generally have been and will be treated as the successor to the acquired (and then disregarded) entities’ federal income tax attributes, such as those entities’ (a) adjusted tax bases in their assets and their depreciation schedules; and (b) earnings and profits for federal income tax purposes, if any. The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below. However, when we make an election under Section 338(g) of the Code with respect to corporations that we acquire, we generally will not be subject to such attribute carryovers in respect of attributes existing prior to such election.

In addition, when we liquidate a TRS, convert a TRS to a QRS, or combine a TRS with an existing QRS, this generally constitutes a tax-free liquidation of the TRS into us, and we generally succeed to the former TRS’s tax attributes such as adjusted tax bases, depreciation schedules, and earnings and profits. The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below.

Built-in Gains from C Corporations. Notwithstanding our qualification and taxation as a REIT, under specified circumstances we may be subject to corporate income taxation if we acquire a REIT asset where our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of the asset as owned by a C corporation (such as an asset that we hold in a QRS following the liquidation or other conversion of a former TRS). For instance, we may be subject to federal income taxation on all or part of the built-in gain that was present on the last date an asset was owned by a C corporation, if we succeed to a carryover tax basis in that asset directly or indirectly from such C corporation and if we sell the asset during the five-year period beginning on the day the asset ceased being owned by such C corporation. In addition, if any assets so acquired are depreciated as personal property rather than real property, we may file appropriate accounting method changes in order that applicable assets will be depreciated in a fashion more commensurate with their status as real property under Section 856 of the Code. The depreciation recapture resulting under Section 481(a) of the Code from these accounting method changes will be subject to applicable federal corporate income tax liability, including under Sections 337(d) and 1374 of the Code. We generally do not expect our occasional sale of assets to result in the imposition of a material built-in gains tax liability. If and when we do sell assets that may have associated built-in gains tax exposure, then we make appropriate provision for associated tax liabilities on our financial statements.

Earnings and Profits. Following a liquidation of a TRS or other corporate acquisition, we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, no later than the end of our taxable year in which the transaction occurs, in order to preserve our qualification for taxation as a REIT. However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution. C corporation earnings and profits that we inherit are, in general, specially allocated under a priority rule to the earliest possible distributions following the event causing the inheritance, and only then is the balance of our earnings and profits for the taxable year allocated among our distributions to the extent not already treated as a distribution of C corporation earnings and profits under the priority rule. Special rules apply if we liquidate a foreign TRS, including as to the federal income tax bases in the assets that carry over to us, and as to the foreign earnings and profits which we must generally include as additional, recognized dividend income that counts favorably toward the 95% gross income test but not the 75% gross income test. In general, we will be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation or conversion occurs, the accumulated earnings and profits of the liquidated foreign TRS.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO HOLDERS OF OUR STOCK

The following summary of U.S. federal income tax considerations is based on existing law, and is limited to matters relating to the acquisition, ownership and disposition of our stock. The opinion of our tax counsel, Sullivan & Worcester LLP, attached hereto as Exhibit 8.1 addresses these considerations, as set forth in this summary. Our tax counsel’s opinions are conditioned upon the assumption that our Certificate of Incorporation, communications site licenses, and all other applicable legal documents to which we have been or are a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this prospectus, upon private letter rulings issued to us by the IRS as to certain federal income tax matters, upon representations made by us to the IRS in connection with those rulings and upon other representations made by us to our tax counsel as to certain factual matters relating to our organization and operations and our expected manner of operation. If this assumption or a description or representation is inaccurate or incomplete, our tax counsel’s opinions may be adversely affected and may not be relied upon. The opinions of our tax counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs and their stockholders, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us regarding the continuing accuracy of the matters in this summary. Any opinion of Sullivan & Worcester LLP will be expressed as of the date issued. Our tax counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of our tax counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our tax counsel. A discussion of the specific U.S. federal income tax considerations that may be relevant to persons considering the purchase of common stock, preferred stock, warrants, purchase contracts, units or depositary shares will be included in the applicable prospectus supplement relating to such securities’ issuance.

The sections of the Code that govern the federal income tax consequences of acquiring, owning and disposing of stock in a REIT are complex. This section contains a summary of applicable Code provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary. In addition, this summary is not exhaustive of all possible tax consequences, and does not discuss any estate, gift, state, local or foreign tax consequences or the Medicare tax on net investment income. For all these reasons, we urge any holder of or prospective acquiror of our stock to consult their own tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our stock. Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this prospectus. If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

The summary is based on existing law, and is limited to investors who acquire and own shares of our stock as investment assets rather than as inventory or as property used in a trade or business. It does not address tax considerations applicable to an investor that may be subject to special tax rules under federal income tax law, such as:

•	a bank, insurance company, or other financial institution;

•	a regulated investment company or REIT;

•	a subchapter S corporation;

•	a broker, dealer or trader in securities or foreign currencies;

•	a person that marks-to-market our stock for U.S. federal income tax purposes;

•	a U.S. stockholder (as defined below) that has a functional currency other than the U.S. dollar;

•	a person that acquires or owns our stock in connection with employment or other performance of services;

•	a person subject to alternative minimum tax;

•

a person that acquires or owns our stock as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction;

•	a person that owns 10% or more (by vote or value, directly or constructively under the Code) of any class of our stock;

•	a U.S. expatriate;

•	a non-U.S. stockholder (as defined below) whose investment in our stock is effectively connected with the conduct of a trade or business in the United States;

•	a nonresident alien individual present in the United States for 183 days or more during an applicable taxable year;

•	a “qualified shareholder” (as defined in Section 897(k)(3)(A) of the Code);

•	a “qualified foreign pension fund” (as defined in Section 897(l)(2) of the Code) or any entity wholly owned by one or more qualified foreign pension funds; or

•	except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

Investors subject to special tax accounting rules under Section 451(b) of the Code may be subject to special rules not discussed below, and such investors are encouraged to consult with their own tax advisors regarding the application and federal income tax consequences of these rules. Further, all investors considering purchasing our stock are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situation as well as any consequences of the purchase, ownership and disposition of our stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Your federal income tax consequences generally will differ depending on whether or not you are a “U.S. stockholder.” For purposes of this summary, a “U.S. stockholder” is a beneficial owner of our stock that is:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•	an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty. Conversely, a “non-U.S. stockholder” is a beneficial owner of our stock that is not an entity (or other arrangement) treated as a partnership for federal income tax purposes and is not a U.S. stockholder.

If any entity (or other arrangement) treated as a partnership for federal income tax purposes holds our stock, the tax treatment of a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for federal income tax purposes that is a holder of our stock and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of our stock.

If we fail to qualify for taxation as a REIT in any year or terminate or revoke our REIT election, our stockholders will be subject to tax in the same manner as stockholders of a regular C corporation. In that event, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders will generally be taxable as ordinary dividends potentially eligible for preferential tax rates described below and, for our corporate stockholders and subject to limitations in the Code, will be eligible for the dividends received deduction.

Distributions to Our Stockholders

As described above, we expect to make distributions to our stockholders from time to time. These distributions may include cash distributions, in kind distributions of property, and deemed or constructive distributions resulting from capital market activities. The U.S. federal income tax treatment of our distributions will vary based on the status of the recipient stockholder as more fully described below under the headings “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt U.S. Stockholders,” and “—Taxation of Non-U.S. Stockholders.”

Section 302 of the Code treats a redemption of our stock for cash only as a distribution under Section 301 of the Code, and hence taxable as a dividend to the extent of our available current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the shares of our stock. The redemption for cash only will be treated as a sale or exchange if it (a) is “substantially disproportionate” with respect to the surrendering stockholder’s ownership in us, (b) results in a “complete termination” of the surrendering stockholder’s entire share interest in us, or (c) is “not essentially equivalent to a dividend” with respect to the surrendering stockholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, a stockholder must generally take into account shares of our stock considered to be owned by such stockholder by reason of constructive ownership rules set forth in the Code, as well as shares of our stock actually owned by such stockholder. In addition, if a redemption is treated as a distribution under the preceding tests, then a stockholder’s tax basis in the redeemed shares of our stock generally will be transferred to the stockholder’s remaining shares of our stock, if any, and if such stockholder owns no other shares of our stock, such basis generally may be transferred to a related person or may be lost entirely. Because the determination as to whether a stockholder will satisfy any of the tests of Section 302(b) of the Code depends upon the facts and circumstances at the time that shares of our stock are redeemed, we urge you to consult your own tax advisor to determine your particular tax treatment of any redemption.

Taxation of Taxable U.S. Stockholders

For noncorporate U.S. stockholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%. For those noncorporate U.S. stockholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%. However, because we are not generally subject to federal income tax on the portion of our “real estate investment trust taxable income” distributed to our stockholders, dividends on our stock generally are not eligible for these preferential tax rates, except that any distribution of C corporation earnings and profits, taxed built-in gain items and recognized dividend income in respect of foreign earnings and profits from qualifying TRSs will potentially be eligible for these preferential tax rates for qualified dividend income. As a result, our ordinary dividends are generally taxed at the higher federal income tax rates applicable to ordinary income

(subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the Code, which is generally available to our noncorporate U.S. stockholders for taxable years before 2026). To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1)	long-term capital gains, if any, recognized on the disposition of shares of our stock;

(2)

our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3)	our dividends attributable to dividend income, if any, received by us from C corporations such as domestic TRSs and qualifying foreign TRSs;

(4)	our dividends attributable to earnings and profits that we inherit from C corporations; and

(5)

our dividends to the extent attributable to income upon which we have paid federal corporate income tax (such as sale gains subject to taxes on built-in gains), net of the corporate income taxes thereon.

As long as we qualify for taxation as a REIT, a distribution to our U.S. stockholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our available current or accumulated earnings and profits (subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the Code, which is generally available to our noncorporate U.S. stockholders for taxable years before 2026). Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as described below, to the extent they do not exceed our actual net capital gain for the taxable year. However, corporate U.S. stockholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

In addition, we may elect to retain net capital gain income and treat it as constructively distributed. In that case:

(1)	we will be taxed at regular corporate capital gains tax rates on retained amounts;

(2)	each of our U.S. stockholders will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated as a capital gain dividend;

(3)	each of our U.S. stockholders will receive a credit or refund for its designated proportionate share of the tax that we pay;

(4)

each of our U.S. stockholders will increase its adjusted basis in our stock by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. stockholder’s proportionate share of the tax that we pay; and

(5)	both we and our corporate stockholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. stockholders of the relevant tax information within 60 days after the close of the affected taxable year.

If for any taxable year we designate capital gain dividends for our U.S. stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock. We will similarly designate the portion of any dividend that is to be taxed to noncorporate U.S. stockholders at preferential maximum rates (including any qualified dividend income and any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of our stock.

Distributions in excess of our current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the U.S. stockholder’s adjusted tax basis in our stock, but will reduce the U.S. stockholder’s basis in such stock. To the extent that these excess distributions exceed a U.S. stockholder’s adjusted basis in such stock, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. stockholders at preferential maximum rates. No U.S. stockholder may include on its federal income tax return any of our net operating losses or any of our capital losses. In addition, no portion of any of our dividends is eligible for the dividends received deduction for corporate stockholders.

If a dividend is declared in October, November or December to stockholders of record during one of those months and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year.

A U.S. stockholder will generally recognize gain or loss equal to the difference between the amount realized and the U.S. stockholder’s adjusted basis in our stock that is sold or exchanged. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. stockholder’s holding period in the stock exceeds one year. In addition, any loss upon a sale or exchange of our stock held for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends we paid on such stock during the holding period.

If a U.S. stockholder recognizes a loss upon a disposition of our stock in an amount that exceeds certain thresholds beginning as low as $2,000,000 (and currently described in more detail in the instructions to IRS Form 8886), it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. Failure to comply with these requirements could result in significant penalties.

Noncorporate U.S. stockholders who borrow funds to finance their acquisition of our stock could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred. Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor’s net investment income. A U.S. stockholder’s net investment income will include ordinary income dividend distributions received from us and, only if an appropriate election is made by the U.S. stockholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the stockholder’s basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt U.S. Stockholders

The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of material consequences to such investors of an investment in our stock. If you are a tax-exempt stockholder, we urge you to consult your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your acquisition of or investment in our stock.

Our distributions made to stockholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities will not constitute UBTI, provided that the stockholder has not financed its acquisition of our stock with “acquisition indebtedness” within the meaning of the Code, that the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit or otherwise hold mortgage assets or conduct mortgage securitization activities that generate “excess inclusion” income.

Taxation of Non-U.S. Stockholders

The rules governing the U.S. federal income taxation of non-U.S. stockholders are complex, and the following discussion is intended only as a summary of material consequences to such investors of an investment in our stock. If you are a non-U.S. stockholder, we urge you to consult your own tax advisor to determine the impact of U.S. federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your acquisition of or investment in our stock.

We expect that a non-U.S. stockholder’s receipt of (a) distributions from us, and (b) proceeds from the sale of our stock, will not be treated as income effectively connected with a U.S. trade or business and a non-U.S. stockholder will therefore not be subject to the often higher federal tax and withholding rates, branch profits taxes and increased reporting and filing requirements that apply to income effectively connected with a U.S. trade or business. This expectation and a number of the determinations below are predicated on our stock (including our common stock) being listed on a U.S. national securities exchange, such as the NYSE. Each class of our stock has been listed on a U.S. national securities exchange; however, we can provide no assurance that our common stock will continue to be so listed in future taxable years or that any class of stock that we may issue in the future will be so listed.

Distributions. A distribution by us to a non-U.S. stockholder that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to U.S. federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the statutory rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. stockholder that we make and do not designate as a capital gain dividend. Notwithstanding this potential withholding on distributions in excess of our current and accumulated earnings and profits, these excess portions of distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. stockholder’s adjusted basis in our stock, and the nontaxable return of capital will reduce the adjusted basis in such stock. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the non-U.S. stockholder’s adjusted basis in our stock, the distributions will give rise to federal income tax liability only in the unlikely event that the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or exchange of such stock, as described below under the heading “—Dispositions of Our Stock.” A non-U.S. stockholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of such stockholder’s allocable share of our current and accumulated earnings and profits.

For so long as a class of our stock is listed on a U.S. national securities exchange, capital gain dividends that we declare and pay to a non-U.S. stockholder on shares of that class of stock, as well as dividends to a non-U.S. stockholder on shares of that class of stock attributable to our sale or exchange of “United States real property interests” within the meaning of Section 897 of the Code (“USRPIs”) will not be subject to withholding as though those amounts were effectively connected with a U.S. trade or business, and non-U.S. stockholders will not be required to file U.S. federal income tax returns or pay branch profits tax in respect of these dividends. Instead, these dividends will generally be treated as ordinary dividends and subject to withholding in the manner described above.

Tax treaties may reduce the withholding obligations on our distributions. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions. A non-U.S. stockholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s U.S. federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS. Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. stockholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.

If, contrary to our expectation, a class of our stock was not listed on a U.S. national securities exchange and we made a distribution on that stock that was attributable to gain from the sale or exchange of a USRPI, then a non-U.S. stockholder holding that stock would be taxed as if the distribution was gain effectively connected with a trade or business in the United States conducted by the non-U.S. stockholder. In addition, the applicable withholding agent would be required to withhold from a distribution to such a non-U.S. stockholder, and remit to the IRS, up to 21% of the maximum amount of any distribution that was or could have been designated as a capital gain dividend. The non-U.S. stockholder also would generally be subject to the same treatment as a U.S. stockholder with respect to the distribution (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual), would be subject to fulsome U.S. federal income tax return reporting requirements, and, in the case of a corporate non-U.S. stockholder, may owe the up to 30% branch profits tax under Section 884 of the Code (or lower applicable tax treaty rate) in respect of these amounts.

Dispositions of Our Stock. If as expected our stock is not a USRPI, then a non-U.S. stockholder’s gain on the sale of our stock generally will not be subject to U.S. federal income taxation or withholding. We expect that our stock will not be a USRPI because one or both of the following exemptions will be available at all times.

First, for so long as a class of our stock is listed on a U.S. national securities exchange, a non-U.S. stockholder’s gain on the sale of that stock will not be subject to U.S. federal income taxation as a sale of a USRPI. Second, shares of our stock will not constitute USRPIs if we are a “domestically controlled” REIT. We will be a “domestically controlled” REIT if less than 50% of the value of our stock (including any future class of stock that we may issue) is held, directly or indirectly, by non-U.S. stockholders at all times during the preceding five years, after applying specified presumptions regarding ownership of shares of our stock as described in Section 897(h)(4)(E) of the Code. For these purposes, we believe that the statutory ownership presumptions apply to validate our status as a “domestically controlled” REIT. Accordingly, we believe that we are and will remain a “domestically controlled” REIT.

If, contrary to our expectation, a gain on the sale of our stock is subject to U.S. federal income taxation (for example, because neither of the above exemptions were then available, i.e., that class of our stock was not then listed on a U.S. national securities exchange and we were not a “domestically controlled” REIT), then (a) a non-U.S. stockholder would generally be subject to the same treatment as a U.S. stockholder with respect to its gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), (b) the non-U.S. stockholder would also be subject to fulsome U.S. federal income tax return reporting requirements, and (c) a purchaser of that class of our stock from the non-U.S. stockholder may be required to withhold 15% of the purchase price paid to the non-U.S. stockholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding and Foreign Account Withholding

Information reporting, backup withholding and foreign account withholding may apply to distributions or proceeds paid to our stockholders. Information returns will be filed with the IRS in connection with distributions on our stock made to, and proceeds of dispositions of our stock effected by, certain stockholders. In addition, certain U.S. stockholders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. stockholders may be required to comply with applicable certification procedures to establish that they are not U.S. stockholders in order to obtain exemption from backup withholding and any available exemption from information reporting requirements. The amount of any backup withholding from a payment to a U.S. or non-U.S. stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. financial institutions and other non-U.S. entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by U.S. persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-U.S. persons, notwithstanding any otherwise applicable provisions of an income tax treaty. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States owned foreign entities” (each as defined in the Code and administrative guidance thereunder), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding regime generally applies to payments of dividends on our stock. In general, to avoid withholding, any non-U.S. intermediary through which a stockholder owns our stock must establish its compliance with the foregoing regime, and a non-U.S. stockholder must provide specified documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required its direct and indirect U.S. owners. Non-U.S. stockholders and stockholders who hold our stock through a non-U.S. intermediary are urged to consult their own tax advisor regarding foreign account tax compliance.

To satisfy withholding obligations, the applicable withholding agent may collect the amount of U.S. federal tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO HOLDERS OF OUR DEBT SECURITIES

The following summary of U.S. federal income tax considerations is based on existing law, and is limited to matters relating to the purchase of fixed rate debt securities covered by this prospectus. A discussion of the specific U.S. federal income tax considerations that may be relevant to persons considering the purchase of convertible debt securities, short-term debt securities (generally, debt securities having maturities of not more than one year), floating rate debt securities or foreign currency debt securities, will be included in the applicable prospectus supplement relating to such securities’ issuance.

This summary, which does not represent tax advice, is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change (potentially with retroactive effect) or possible differing interpretations. This summary deals only with debt securities that will be held as capital assets and, except where otherwise specifically stated, is addressed only to persons who purchase debt securities in the initial offering. It does not address tax considerations applicable to an investor that may be subject to special tax rules under federal income tax law, such as:

•	a bank, insurance company, or other financial institution;

•	a regulated investment company or REIT;

•	a subchapter S corporation;

•	a broker, dealer or trader in securities or foreign currencies;

•	a U.S. Holder (as defined below) that has a functional currency other than the U.S. dollar;

•	a person that acquires or owns our debt securities in connection with employment or other performance of services;

•	a person subject to alternative minimum tax;

•

a person that acquires or owns debt securities as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction;

•	a nonresident alien individual present in the United States for 183 days or more during an applicable tax year;

•	a U.S. expatriate; or

•	except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

This summary does not discuss any state, local, foreign or other tax considerations not specifically addressed below or the Medicare tax on net investment income. In addition, prospective purchasers of debt securities who are subject to special tax accounting rules under Section 451(b) of the Code may be subject to special rules not discussed below, and such prospective purchasers are encouraged to consult with their own tax advisors regarding the application and federal income tax consequences of these rules. Further, all prospective purchasers of debt securities should review the accompanying prospectus supplements for summaries of special federal income tax considerations that may be relevant to a particular issue of debt securities, and are urged to consult their own tax advisors concerning the application of U.S. federal income tax laws and other tax consequences to their particular situation.

Your federal income tax consequences generally will differ depending on whether or not you are a “U.S. Holder.” For purposes of this summary, a “U.S. Holder” is a beneficial owner of a debt security that is:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•	an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. Holder is not overridden by an applicable tax treaty. Conversely, a “Non-U.S. Holder” is a beneficial owner of a debt security that is not an entity (or other arrangement) treated as a partnership for U.S. federal income tax purposes and is not a U.S. Holder.

If any entity (or other arrangement) treated as a partnership for federal income tax purposes holds our debt securities, the tax treatment of a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partnership. Any entity (or other arrangement) treated as a partnership for federal income tax purposes that is a holder of our debt securities and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the federal income tax consequences and other tax consequences of the acquisition, ownership and disposition of our debt securities.

Tax Consequences to U.S. Holders

Payments of Interest. Payments of qualified stated interest (as defined below under “—Original Issue Discount”) on a debt security will be taxable to a U.S. Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the U.S. Holder’s method of tax accounting).

Purchase, Sale, Exchange, Retirement or other Disposition of Debt Securities. A U.S. Holder’s tax basis in a debt security generally will equal the cost of such debt security to such U.S. Holder, increased by (as described below) any amounts includible in income by the U.S. Holder as original issue discount (“OID”) and market discount, and reduced by (as described below) any amortized premium and any payments other than payments of qualified stated interest made on such debt security.

Upon the sale, exchange, retirement or other disposition of a debt security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued qualified stated interest (as defined below under “—Original Issue Discount”), which will be taxable as such) and the U.S. Holder’s adjusted tax basis in such debt security.

Except as described below with respect to market discount, gain or loss recognized by a U.S. Holder generally will be long-term capital gain or loss if the U.S. Holder has held the debt security for more than one year at the time of disposition. Long-term capital gains recognized by a noncorporate U.S. Holder, including an individual, generally are subject to tax at a lower rate than short-term capital gains or ordinary income. The deductibility of capital losses is subject to limitations.

Original Issue Discount. In addition to, or as an alternative to, bearing qualified stated interest (as defined below), a debt security may be issued with OID. U.S. Holders of debt securities with OID generally will be subject to the special tax accounting rules for obligations issued with OID provided by the Code and certain regulations promulgated thereunder. Debt securities issued with OID will be referred to as “original issue discount debt securities.” Notice will be given in the accompanying prospectus supplement when we determine that a particular debt security is an original issue discount debt security. U.S. Holders of such original issue discount debt securities should be aware that, as described in greater detail below, they generally must include OID in ordinary gross income for federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

A debt security will generally be considered to be issued with OID if its stated redemption price at maturity (as defined below) exceeds its issue price (as defined below) by more than a de minimis amount (generally, 0.25% of such stated redemption price multiplied by the number of complete years to maturity). The “stated redemption price at maturity” of a debt security is generally the sum of all payments to be made on the debt security other than qualified stated interest (as defined below). “Qualified stated interest” is generally stated interest that is unconditionally payable in cash or in property (other than our debt instruments) at least annually during the entire term of a debt security at a single fixed rate or, subject to certain conditions, based on one or more interest indices. The “issue price” of each debt security in a particular offering will generally be the first price at which a substantial amount of that particular offering is sold to the public (ignoring sales to underwriters, placement agents or wholesalers).

In general, each U.S. Holder of an original issue discount debt security, whether such U.S. Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the “daily portions” of OID on the debt security for all days during the taxable year that the U.S. Holder owns the debt security. The daily portions of OID on an original issue discount debt security are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be any length and may vary in length over the term of an original issue discount debt security, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. In the case of an initial U.S. Holder, the amount of OID on an original issue discount debt security allocable to each accrual period is determined by (a) multiplying the adjusted issue price (as defined below) of the original issue discount debt security at the beginning of the accrual period by the yield to maturity (as defined below) of such original issue discount debt security (appropriately adjusted to reflect the length of the accrual period) and (b) subtracting from that product the amount (if any) of qualified stated interest allocable to that accrual period. The “yield to maturity” of a debt security is the discount rate that causes the present value of all payments on the debt security as of its original issue date to equal the issue price of such debt security. The “adjusted issue price” of an original issue discount debt security at the beginning of any accrual period will generally be the sum of its issue price (generally including accrued interest, if any) and the amount of OID allocable to all prior accrual periods, reduced by the amount of all payments other than payments of qualified stated interest (if any) made with respect to such debt security in all prior accrual periods. As a result of this “constant-yield” method of including OID in income, the amounts includible in income by a U.S. Holder in respect of an original issue discount debt security denominated in U.S. dollars generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

A U.S. Holder generally may make an irrevocable election to include in its income its entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount paid by such U.S. Holder for such debt security) under the constant-yield method described above. For debt securities purchased at a premium or bearing market discount in the hands of the U.S. Holder, the U.S. Holder making such election will also be deemed to have made the election (described below under “—Premium and Market Discount”) to amortize premium or to accrue market discount in income currently on a constant-yield basis.

A subsequent U.S. Holder of an original issue discount debt security that purchases the debt security at a cost less than the sum of the remaining payments to be made on the debt security (other than payments of qualified stated interest), or an initial U.S. Holder that purchases an original issue discount debt security at a price other than the debt security’s issue price, also generally will be required to include in gross income the daily portions of OID, calculated as described above. However, if such U.S. Holder acquires the original issue discount debt security with “acquisition premium” (i.e., at a price greater than its adjusted issue price, which in the case of an initial U.S. Holder would be the issue price), the U.S. Holder is required to reduce its periodic inclusions of OID income by a portion of the acquisition premium equal to the ratio of the OID that would otherwise be includable in such U.S. Holder’s income with respect to the debt security during the current taxable year, over the total remaining OID on the debt security as of the acquisition date.

Certain of the debt securities may be subject to special redemption, repayment or interest rate reset features, as indicated in the applicable prospectus supplement. Debt securities containing such features, in particular original issue discount debt securities, may be subject to special rules that differ from the general rules described above. Purchasers of debt securities with such features should carefully examine the accompanying prospectus supplement and are urged to consult their own tax advisors with respect to such debt securities because the tax consequences with respect to such features, and especially with respect to OID, will depend, in part, on the particular terms of the purchased debt securities.

Premium and Market Discount. A U.S. Holder of a debt security that purchases the debt security at a cost greater than the sum of the remaining payments to be made on the debt security (other than payments of qualified stated interest) will be considered to have purchased the debt security at a premium, and may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt securities held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. Original issue discount debt securities purchased at a premium will not be subject to the OID rules described above.

With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. Holder’s tax basis when the debt security matures or is disposed of by the U.S. Holder. Therefore, a U.S. Holder that does not elect to amortize such premium and that holds the debt security to maturity generally will be required to treat the premium as a capital loss when the debt security matures. If the non-electing U.S. Holder disposes of the debt security prior to maturity, the premium will decrease the gain or increase the loss that the U.S. Holder would otherwise recognize on the disposition.

If a U.S. Holder of a debt security purchases the debt security at a price that is lower than the sum of the remaining payments to be made on the debt security (other than payments of qualified stated interest) or, in the case of an original issue discount debt security, its adjusted issue price, by at least 0.25% of the sum of the remaining payments to be made on the debt security (other than payments of qualified stated interest) multiplied by the number of remaining whole years to maturity, the debt security will be considered to have “market discount” in the hands of such U.S. Holder. In such case, gain realized by the U.S. Holder on the disposition of the debt security generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such U.S. Holder. In addition, the U.S. Holder could be required to defer the deduction of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security. In general terms, market discount on a debt security will be treated as accruing ratably over the term of such debt security or, at the election of the U.S. Holder, under a constant-yield method.

A U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a debt security as ordinary income. If a U.S. Holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Tax Consequences to Non-U.S. Holders

Under present U.S. federal income tax law, and subject to the discussions below under “—Information Reporting, Backup Withholding and Foreign Account Withholding”:

(a)

No withholding of U.S. federal income tax generally will be required with respect to the payment by us or any issuing and paying agent on a debt security owned by a Non-U.S. Holder, provided that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a CFC to which we are a “related person” within the meaning of Section 864(d)(4) of the Code, and (iii) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements, generally made, under current procedures, on an applicable IRS Form W-8 (or satisfies certain documentary evidence requirements for establishing that it is a Non-U.S. Holder).

(b)

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a debt security, unless such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder).

(c)

If a Non-U.S. Holder is subject to withholding at a rate in excess of a reduced rate for which such holder is eligible under a tax treaty or otherwise, such Non-U.S. Holder may be able to obtain a refund of or credit for any amounts withheld in excess of the applicable rate.

Notwithstanding the foregoing, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest income that is effectively connected with its U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment” or “fixed base” maintained by the Non-U.S. Holder). In addition, under certain circumstances, effectively connected interest income of a corporate Non-U.S. Holder may be subject to a “branch profits” tax imposed at a 30% rate (as reduced by an applicable treaty). A Non-U.S. Holder with effectively connected income will, however, generally not be subject to withholding tax on interest income if, under current procedures, it delivers a properly completed IRS Form W-8ECI.

Information Reporting, Backup Withholding and Foreign Account Withholding

Information returns will be filed with the IRS in connection with payments on our debt securities made to, and proceeds of dispositions of our debt securities effected by, certain holders. In addition, certain U.S. Holders may be subject to backup withholding in respect of such amounts if they do not provide their taxpayer identification numbers to the person from whom they receive payments. Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Holders in order to obtain exemption from backup withholding and any available exemption from information reporting requirements. The amount of any backup withholding from a payment to a U.S. or non-U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. financial institutions and other non-U.S. entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by U.S. persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-U.S. persons, notwithstanding otherwise applicable provisions of an income tax treaty. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States owned foreign entities” (each as defined in the Code and administrative guidance thereunder), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding regime generally applies to payments of interest on our debt securities. In general, to avoid withholding, any non-U.S. intermediary through which a holder owns our debt securities must establish its compliance with the foregoing regime, and a Non-U.S. Holder must provide specified documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required its direct and indirect U.S. owners. Non-U.S. Holders and holders who hold our debt securities through a non-U.S. intermediary are urged to consult their own tax advisor regarding foreign account tax compliance.

VALIDITY OF THE SECURITIES

The validity of the securities described in this prospectus will be passed upon for American Tower by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters will be passed upon for American Tower by Edmund DiSanto, Esq., Executive Vice President, Chief Administrative Officer, General Counsel and Secretary of American Tower. The validity of the securities described in this prospectus will be passed upon for any underwriters or agents, as the case may be, by Shearman & Sterling LLP, New York, New York. Our qualification and taxation as a REIT, and the associated consequences to holders of our stock, have been passed upon by Sullivan & Worcester LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Those consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also access the information we file electronically with the SEC through our website at www.americantower.com. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website and our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph.

We “incorporate by reference” into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 3, 2019;

•

portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2019 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2018;

•

our Current Reports on Form 8-K filed with the SEC on February 14, 2019, March 4, 2019, March 7, 2019, March 12, 2019, March 15, 2019, March 21, 2019, April 22, 2019, May 17, 2019, May 22, 2019 and May 30, 2019 (Item 1.01 only); and

•	the description of our common stock contained in Exhibit 4.1 to Form 8-K filed with the SEC on January 3, 2012, and any subsequent amendments and reports to update that description.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 116 Huntington Avenue, Boston, Massachusetts 02116, Telephone: (617) 375-7500, Attention: Investor Relations.